UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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OraSure Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

April 4, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders to be held on Tuesday, May 14, 2013, at the ArtsQuest Center at SteelStacks, 101 Founders Way, Bethlehem, Pennsylvania 18015, at 10:00 a.m. Eastern Time. Our Board of Directors and Executive Management Team look forward to greeting those present. If you cannot attend in person, we are pleased to offer a live webcast of the Annual Meeting, which you can access by going to our website, www.orasure.com.

Pursuant to the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet, a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to you on or about April 4, 2013. The Notice contains information on how to access copies of the proxy materials and vote your shares.

At the meeting, you will be asked to (i) elect three Class I Directors to serve on the Board of Directors until the Annual Meeting of Stockholders in 2016; (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2013; (iii) approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers as disclosed in these materials; and (iv) transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors has approved the nominees for Director and recommends that you vote FOR their election to the Board. In addition, the Board of Directors recommends that you vote FOR the ratification of KPMG’s appointment and FOR the Company’s executive compensation.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to submit your vote as soon as possible. You will have the option to vote by telephone, via the Internet, or by completing, signing, dating, and returning a paper Proxy Card. Additional details on these options can be found in the Notice sent to you and in the other proxy materials. You may, of course, attend the Annual Meeting and vote in person regardless of whether you have previously voted by phone, the Internet or mail.

We look forward to seeing you at the meeting.

Sincerely,

Douglas A. Michels

President and Chief Executive Officer

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

Notice of Annual Meeting of Stockholders

to be held May 14, 2013

To the Stockholders of OraSure Technologies, Inc.:

The Annual Meeting of Stockholders of OraSure Technologies, Inc., a Delaware corporation, will be held at the ArtsQuest Center at SteelStacks, 101 Founders Way, Bethlehem, Pennsylvania 18015, on Tuesday, May 14, 2013, at 10:00 a.m. Eastern Time, for the following purposes:

1.	To elect three Class I Directors, each to serve for a term expiring at the Company’s Annual Meeting of Stockholders in 2016;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013;

3.	To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement accompanying this Notice; and

4.	To consider such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Additional information is included in the Proxy Statement accompanying this Notice. Only holders of shares of our Common Stock of record at the close of business on March 21, 2013, will be entitled to vote at the Annual Meeting of Stockholders and any adjournment(s) or postponement(s) thereof.

By Order of the Board of Directors,

Jack E. Jerrett

Secretary

April 4, 2013

Bethlehem, Pennsylvania

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, you are urged to vote your shares as promptly as possible by telephone, via the Internet, or by completing, signing, dating and returning a paper Proxy Card, as described in the attached Proxy Statement. Voting by phone, the Internet or mail does not deprive you of your right to attend the Meeting and to vote your shares in person.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

2013 Annual Meeting of Stockholders Information

Date and Time:	Tuesday, May 14, 2013, beginning at 10:00 a.m. Eastern Time.
Place:	ArtsQuest Center at SteelStacks, 101 Founders Way, Bethlehem, Pennsylvania 18015.
Webcast:	A live webcast of the Annual Meeting will be available at ww.virtualshareholdermeeting.com/OSUR2013.
Record Date:	March 21, 2013.

Stockholder Voting Matters

Proposals	Board Recommendation
1) Election of Directors	FOR

2) Ratification of lndependent Registered Public Accounting Firm	FOR

3) Advisory (Non-Binding) Vote to Approve Executive Compensation	FOR

Proposal No. 1 – Election of Directors

The following table provides summary information about each of our Director nominees:

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships			Other Current Public Boards
					AC	CC	NCGC
Gerald M. Ostrov	63	2011	Former Chairman and CEO of Bausch & Lomb	Yes				1

Stephen S. Tang, Ph.D.	52	2011	President and CEO of The University Science Center	Yes				—

Douglas G. Watson[1]	68	2002	Chief Executive Officer of Pittencrieff Glen Associates; Former President and CEO of Novartis Corporation	Yes				2

AC = Audit Committee	CC = Compensation Committee	NCGC = Nominating & Corporate Governance Committee

= Member	- Chair

(1.)	Mr. Watson also serves as Chairman of our Board of Directors.

Proposal No. 2 – Ratification of Independent Registered Public Accounting Firm

We are asking our stockholders to ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2013 fiscal year. Set forth below is a summary of KPMG’s fees for services provided in 2012 and 2011:

	2012	2011
Audit Fees	$775,000	$667,500
Audit-Related Fees	128,400	201,600
Tax Fees	119,984	91,095
All Other Fees	—	—

Total	$1,023,384	$960,195

Proposal No. 3 – Advisory (Non-Binding) Vote to Approve Executive Compensation

It takes commitment from all the talented people throughout our Company to manage the many facets of our business. We believe that we have the right executive team in place, and we have designed our compensation programs to enable us to attract, retain and reward our executives for delivering value to stockholders over the long-term. Therefore, we are asking our stockholders to approve, by a non-binding advisory vote, the compensation of our named executive officers (“NEOs”).

Our compensation programs must balance short-term results with long-term success. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for executive compensation decisions made by our Board of Directors (the “Board”) and the Compensation Committee of the Board (the “Compensation Committee”). In addition, our compensation decisions are designed to align the interests of our executives with the interests of our stockholders and incorporate strong corporate governance principles.

The Compensation Discussion and Analysis portion of this Proxy Statement contains a detailed description of our executive compensation philosophy and program, the compensation decisions the Board and Compensation Committee have made under those programs and the factors considered in making those decisions, focusing on the compensation of our NEOS for the year ended December 31, 2012, who were:

•	Douglas A. Michels, President and Chief Executive Officer;

•	Ronald H. Spair, Chief Financial Officer and Chief Operating Officer;

•	Stephen R. Lee, Ph.D., Executive Vice President and Chief Science Officer;

•	Anthony Zezzo, II, Executive Vice President, Marketing and Sales; and

•	Jack E. Jerrett, Senior Vice President, General Counsel and Secretary.

Our executive compensation consists of the following principal components:

Base Salary	Salaries are based on position relative to market and individual performance and contribution levels.

Annual Cash Incentive Bonus	Annual incentive cash bonuses reflect market-based targets and are contingent upon (i) achievement of corporate financial and other objectives and (ii) the executive’s individual performance against pre-determined objectives.

Long-term Incentive Plan (LTIP)	Long-term incentive equity compensation reflects market-based targets and is contingent upon the executive’s individual performance against pre-determined objectives.

The following factors illustrate our continued commitment to pay-for-performance, alignment with stockholder interests and strong corporate governance:

•

A significant percentage (over 70% and 60% for Messrs. Michels and Spair, respectively, and over 50% for the other NEOs) of our executive officers’ target compensation consists of incentive cash bonuses and long-term incentive equity awards, which are based on achievement of performance objectives.

•

Our financial performance for 2012 was below expectations, although we made significant progress against major strategic objectives. As a result, our executives received only modest base salary adjustments and incentive cash bonuses were paid at slightly more than 50% of our NEOs’ target percentages.

•	The portion of equity awards given to our executives that consists of stock options has increased in recent years to make our long-term incentive compensation more performance-based.

•

Awards of restricted shares generally vest over a minimum of 3 years and stock options vest over a minimum of 4 years, thereby helping align our executives’ interests with the long-term interests of our stockholders.

•

We have adopted a “value transfer” methodology under which equity awards are targeted at market-based dollar values rather than an absolute number of shares. This approach reduces the volatility in the value of awards based on short-term movements in the price of the shares of our Common Stock.

•	Total compensation paid to executives is targeted at the 50th percentile of a peer group of comparable companies, with an opportunity to achieve up to the 75th percentile based on performance.

•	Our Board and Compensation Committee regularly utilize independent compensation consultants to assess the competitiveness of our executive compensation program.

•	We have adopted a compensation recoupment or “clawback” policy, providing for the return of excess compensation by executive officers if our financial statements are restated due to misconduct.

•	Our Chief Executive Officer, Chief Financial Officer and non-employee members of the Board are subject to stock ownership and retention guidelines.

•	Our Stock Award Plan has been amended to prohibit both the re-pricing and repurchase of under-water options or other equity awards without stockholder approval.

•

We have adopted a policy that any new employment agreement with an executive will not provide for the gross-up of excise tax obligations or a “modified single trigger” for severance payments upon a change of control.

•	We do not provide our executives with any perquisites that are not offered to all employees.

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

PROXY STATEMENT

General Information

We are providing these Proxy Materials to stockholders of OraSure Technologies, Inc., a Delaware corporation (as used herein, “we,” “us,” “our” or the “Company”), in connection with the Company’s solicitation of proxies (each, a “Proxy”) for use at the Annual Meeting of Stockholders to be held on May 14, 2013, at 10:00 a.m. Eastern Time, at the ArtsQuest Center at SteelStacks, 101 Founders Way, Bethlehem, Pennsylvania 18015, and at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”).

As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the matters described in this Proxy Statement. For your convenience, we are pleased to offer a live webcast of our Annual Meeting which you can access by going to www.virtualshareholdermeeting.com/OSUR2013. The webcast will end after the formal portion of the meeting is adjourned and will not include the presentation by management and the question and answer session provided for those present in person at the Annual Meeting.

Internet Availability of Proxy Materials

We are furnishing Proxy Materials, including this Proxy Statement, the Proxy Card and the Company’s Annual Report to Stockholders for the year ended December 31, 2012 (“Annual Report”), to our stockholders by providing access to such documents on the Internet in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). On or about April 4, 2013, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder at the holder’s address of record, indicating that this Proxy Statement is now available to our stockholders of record entitled to vote at the Annual Meeting. All stockholders and beneficial holders have the ability to access a copy of our Proxy Materials on the Internet at the website referred to in the Notice. Stockholders will not receive printed copies of the Proxy Materials unless they request those copies. The Notice also instructs stockholders as to how to submit a Proxy through the Internet. If you would like to receive a paper or e-mail copy of your Proxy Materials, you should follow the instructions for requesting such materials included in the Notice. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these Proxy Materials and soliciting votes. If you choose to access the Proxy Materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur.

Stockholders with Shared Addresses

SEC rules permit us to deliver only one copy of the Notice or a single set of proxy materials to multiple stockholders sharing the same address. Upon written or oral request, we will deliver separate Notices and/or copies of our 2012 Annual Report and/or this Proxy Statement to any stockholder at a shared address to which a single copy of the Notice was delivered. Stockholders may notify the Company of their requests by calling or writing us at OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015; (610) 882-1820.

Meeting Admission

If you plan to attend the Annual Meeting, please bring your Notice or Proxy Card or a recent broker statement as proof of ownership of your shares as of the March 21, 2013 record date for the Annual Meeting. You will be required to present these materials as well as a valid photo identification in order to be admitted to the Annual Meeting. Company representatives will have the authority to determine whether these admission procedures have been followed and whether you will be granted admission to the Annual Meeting. Additional meeting procedures will be provided at the entrance to the Annual Meeting. Only the Company’s stockholders will be granted in person access to the Annual Meeting. Members of the media and of the general public will generally not be granted access.

Proxies

If represented by a properly executed Proxy, whether delivered by phone, the Internet or mail, as described below, your shares will be voted in accordance with your instructions. If you do not provide instructions with your Proxy, your shares will be voted according to the recommendations of our Board of Directors (the “Board”) as stated on the Proxy. You may revoke the authority granted by your Proxy at any time before the Annual Meeting by notice in writing delivered to the Secretary of the Company, by delivering a subsequently dated Proxy, or by attending the Annual Meeting, withdrawing the Proxy and voting in person.

At the Annual Meeting, action will be taken on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and described in this Proxy Statement. The Board knows of no other matters to be presented for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the persons named in the Proxy Card will have discretionary authority to vote on those matters in accordance with their best judgment.

Solicitation of proxies is made on behalf of the Board. The cost of soliciting Proxies will be borne by us. In addition to solicitations by e-proxy and/or by mail, certain of our Directors, officers and regular employees may solicit Proxies personally or by telephone or other means without additional compensation. We have also engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to provide proxy solicitation services at an estimated fee of $6,000 plus expenses.

Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons, and we will, upon request, reimburse them for their reasonable expenses in so doing.

Voting Procedures

You will have a choice of voting via the Internet, over the telephone or by completing and mailing a paper Proxy Card, as described below.

Voting via the Internet or by Telephone.    If you desire to vote online via the Internet or by telephone prior to the Annual Meeting, you should go to www.proxyvote.com or call the toll free number indicated on the Proxy Card or Notice. You may vote via the Internet or by telephone provided you do so by 11:59 pm Eastern Time (8:59 pm Pacific Time) on May 13, 2013. Stockholders who attend the Annual Meeting via the Internet may vote their shares at that time up to and during the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/OSUR2013.

The telephone and Internet voting procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly. If you vote via the Internet, you should understand that you will be responsible for any costs associated with this method of voting, such as usage charges from Internet access providers and telephone companies.

Voting by Mail.    If you desire to vote by using a paper Proxy Card instead of by telephone or via the Internet, you will need to either print a copy of the Proxy Card from the website indicated in your Notice or follow the instructions in your Notice to request that a paper copy be sent to you. You will then need to complete, sign, date and return the Proxy Card to the Company, as described on the Proxy Card.

Submitting a Proxy via the Internet, over the telephone or by mail will not affect your right to withdraw your Proxy and vote in person at the Annual Meeting, provided that you follow the admission procedures described above.

Voting of Shares

On March 21, 2013, the record date for determining stockholders entitled to vote at the Annual Meeting, we had outstanding and entitled to vote at the meeting 56,183,966 shares of common stock, par value $.000001 per share (“Common Stock”). Each share of Common Stock is entitled to one vote on any matter brought before the Annual Meeting. A majority of the shares of Common Stock outstanding as of the record date, represented in person or by Proxy at the Annual Meeting, will constitute a quorum for the transaction of business.

Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached at the Annual Meeting. Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions on how to vote the shares from the beneficial owner. Discretionary voting by a broker or other nominee is not permitted in connection with the election of Directors or the advisory vote regarding the Company’s executive compensation. Thus, if your broker or nominee does not receive instructions from you, a broker non-vote will occur and your shares will not be voted on these matters.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of March 21, 2013, regarding the beneficial ownership of the Company’s Common Stock by (a) each person who is known by us to be the beneficial owner of more than five percent of the Common Stock outstanding, (b) each Director and nominee for election as Director, (c) each of our executive officers named in the Summary Compensation Table in this Proxy Statement under “Executive Compensation,” and (d) all of our Directors and executive officers as a group. Unless otherwise indicated, the address of each person identified below is c/o OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015.

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock which a person has a right to acquire pursuant to the exercise of stock options held by that person that are exercisable within 60 days of March 21, 2013 are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,2]	Percent of Class
Wells Fargo & Company[3] 420 Montgomery Street San Francisco, CA 94104	10,534,815	18.8%

OrbiMed Advisors LLC[4] OrbiMed Capital LLC Samuel D. Isaly 601 Lexington Avenue 54th Floor New York, NY 10022	5,437,000	9.7%

BlackRock, Inc.[5] 40 East 52nd Street New York, NY 10022	4,427,880	7.9%

Vanguard Group[6] 100 Vanguard Blvd. Malvern, PA 19355	2,993,340	5.3%

Douglas A. Michels[7]	1,144,771	2.0%

Ronald H. Spair[8]	643,579	1.1%

Stephen R. Lee, Ph.D.[8]	240,534	*

Roger L. Pringle[9]	321,931	*

Douglas G. Watson	238,281	*

Jack E. Jerrett	164,753	*

Ronny B. Lancaster	88,829	*

Charles W. Patrick[8]	133,672	*

Michael Celano	121,224	*

Stephen S. Tang, Ph.D.	48,854	*

Anthony Zezzo II	157,545	*

Gerald M. Ostrov	38,854	*

All Directors and executive officers as a group (13 people)	3,459,058	5.9%

*Less	than 1%

(1)	Subject to community property laws where applicable, beneficial ownership consists of sole voting and investment power except as otherwise indicated.

(2)

Includes shares subject to options exercisable within 60 days of March 21, 2013, as follows: Mr. Michels, 527,037 shares; Mr. Spair, 434,940 shares; Dr. Lee, 180,965 shares; Mr. Pringle, 215,552 shares; Mr. Watson, 140,000 shares; Mr. Jerrett, 130,819 shares; Mr. Lancaster, 70,000 shares; Mr. Patrick, 70,000 shares; Mr. Celano, 70,000 shares; Dr. Tang, 40,000 shares; Mr. Zezzo, 78,396 shares; Mr. Ostrov, 30,000 shares; and all Directors and executive officers as a group, 2,061,667 shares. Also includes unvested restricted shares, as follows: Mr. Michels, 153,872 shares; Mr. Spair, 65,636 shares; Dr. Lee, 32,301 shares; Mr. Pringle, 8,854 shares; Mr. Watson, 13,281 shares; Mr. Jerrett, 25,418 shares; Mr. Lancaster, 8,854 shares; Mr. Patrick, 8,854 shares; Mr. Celano, 8,854 shares; Dr. Tang, 8,854 shares; Mr. Zezzo, 43,328 shares; Mr. Ostrov, 8,854 shares; and all Directors and executive officers as a group, 409,097 shares.

(3)	Based on information contained in a Schedule 13G/A filed February 13, 2013 by Wells Fargo & Company (“Wells Fargo”), on behalf of certain of its subsidiaries.

(4)	Based on information contained in a Schedule 13G\A filed February 14, 2013 by OrbiMed Advisors LLC (“OMA”), OrbiMed Capital LLC (“OMC”) and Samuel D. Isaly. OMA has shared voting and dispositive power with respect to 2,416,000 shares, OMC has shared voting and dispositive power with respect to 3,021,000 shares and Mr. Isaly has shared voting and dispositive power with respect to 5,437,000 shares.

(5)	Based on information contained in a Schedule 13G/A filed February 11, 2013, by BlackRock, Inc. (“BlackRock”) on behalf of certain of its subsidiaries. BlackRock has sole voting and dispositive power with respect to the indicated shares.

(6)	Based on information contained in a Schedule 13G filed February 13, 2013 by The Vanguard Group (“Vanguard”), Vanguard has sole voting power with respect to 81,129 shares, sole dispositive power with respect to 2,914,911 shares and shared dispositive power with respect to 78,429 shares.

(7)	Includes 9,370 shares owned by Mr. Michels’ son.

(8)	Includes restricted shares contributed by the recipient to the OraSure Technologies, Inc. Deferred Compensation Plan, as follows: Mr. Spair, 34,180 shares; Dr. Lee, 19,796 shares; and Mr. Patrick, 8,854 shares.

(9)	Includes 1,500 shares owned by Mr. Pringle’s spouse.

Corporate Governance

Board Operation and Leadership Structure

The Board has adopted Corporate Governance Principles which, along with the Charters for each of its Committees and the Company’s Code of Business Conduct and Ethics, provide a framework for the governance of the Company. The Company’s Corporate Governance Principles address matters such as the responsibilities and composition of the Board, Director independence and the conduct of Board and Committee meetings. The Company’s Code of Business Conduct and Ethics sets forth guiding principles of business ethics and certain legal requirements applicable to all Company employees and non-employee Directors. Copies of the current Corporate Governance Principles and Code of Business Conduct and Ethics are available at the Company’s website, www.orasure.com.

Independent Chairman

Currently, the Company’s Chief Executive Officer does not hold the position of Chairman of the Board as the Company believes it is appropriate for the Board to be led by an individual who is independent of management. Mr. Watson has served as the Chairman of our Board since March 2003. In the future, however, the Board may reconsider whether its Chief Executive Officer should also serve as Board Chairman.

Director Independence

Our Corporate Governance Guidelines require, among other things, that a majority of the members of the Board meet the independence requirements of the SEC and The NASDAQ Stock Market (“NASDAQ”), on

which our Common Stock is listed. Each year our Board, with assistance from the Nominating and Corporate Governance Committee, conducts a review of Director independence. The most recent annual review occurred in the first quarter of 2013, during which the Board considered transactions and relationships, if any, between each Director or any member of such Director’s immediate family and the Company. As a result of this review, the Board determined that Michael Celano, Ronny B. Lancaster, Gerald M. Ostrov, Charles W. Patrick, Roger L. Pringle, Stephen S. Tang, Ph.D., and Douglas G. Watson are “independent,” as that term is defined in the applicable rules of NASDAQ and the SEC. Only Douglas A. Michels and Ronald H. Spair were determined by the Board not to be independent, because they are Company employees, Based on the foregoing, the Board of Directors is comprised of a majority of independent Directors.

Oversight of Risk Management

As part of its oversight of the Company’s operations, the Board and Audit Committee monitor the management of risks by the Company’s executives. The Audit Committee reviews the risks that the Company may face and receives reports from senior management on the nature of these risks and the procedures and processes in place to manage and mitigate such risks. Substantive areas of risk reviewed by the Audit Committee include financial, legal compliance, operational, information technology and employment risks. The Audit Committee provides a report to the full Board on the matters covered during each of its meetings, including its risk monitoring activities. In addition, senior management provides periodic reports to the full Board on the major risks facing the Company and the processes and procedures in place to manage such risks. Management also conducts a risk assessment of the Company’s compensation policies and practices, including its executive compensation program, as described in greater detail in the Section of this Proxy Statement entitled, “Compensation Risk Assessment.”

Board Meetings

The Board held 10 meetings and acted by written consent on two occasions during the fiscal year ended December 31, 2012. Each member of the Board attended more than 75 percent of the combined total of meetings of the Board and of the committees of the Board on which such member served during the period in the year in which he served as a Director.

Annual Meeting Attendance and Stockholder Communications

The Board has approved a policy concerning Board members’ attendance at our annual meeting of stockholders and a process for security holders to send communications to members of the Board. Descriptions of the Board’s policy on annual meeting attendance and the process for security holders to send communications to the Board are provided on our website, at www.orasure.com. As a general matter, each Board member is expected to attend each annual meeting of stockholders and the Board’s annual organizational meeting is typically scheduled to follow each annual meeting of stockholders.

Our last annual meeting of stockholders was held on May 15, 2012 (the “2012 Annual Meeting”), which was also the same day that the FDA’s Blood Products Advisory Committee Meeting (“BPAC”) held a critical meeting to consider whether our OraQuick® In-Home HIV test should be approved for sale in the U.S. consumer market. As previously disclosed, the BPAC unanimously recommended approval of this product, and in early July 2012 that approval was received from the FDA. Because of its critical importance, Messrs. Michels and Spair attended the BPAC meeting instead of our 2012 Annual Meeting. The Board also decided to depart from its usual practice and deferred its annual organizational meeting to early June. In order to reduce costs and minimize schedule disruptions, the Board directed its members (other than Messrs. Michels and Spair) to attend the 2012 Annual Meeting either in person or through the webcast and all such members attended the 2012 Annual Meeting in this manner. The Board expects that all of its members will resume the normal practice and attend the 2013 Annual Meeting in person.

Committees of the Board

The Board currently has three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Members of these committees are each “independent,” as defined in the Exchange Act and NASDAQ rules applicable to such Committees. In addition, the Board has determined that Mr. Celano is an “audit committee financial expert,” as that term is defined by applicable rules of the SEC. Each committee operates pursuant to a written charter, copies of which are available on our website, www.orasure.com. The following provides additional information with respect to each standing committee:

Audit Committee

Michael Celano, Chairman Charles W. Patrick Stephen S. Tang Douglas G. Watson	The Audit Committee oversees the Company’s accounting and financial reporting process, internal controls and audits, and consults with management and the Company’s independent registered public accounting firm on, among other items, matters related to the annual audits, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee: (i) appoints, evaluates and retains our independent registered public accounting firm; (ii) maintains direct responsibility for the compensation, termination and oversight of our independent registered public accounting firm; (iii) evaluates the independent registered public accounting firm’s qualifications, performance and independence; (iv) approves all services provided to the Company by the independent registered public accounting firm; and (iv) maintains procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee met nine times during the fiscal year ended December 31, 2012.

Compensation Committee

Roger L. Pringle, Chairman Ronny B. Lancaster Gerald Ostrov Stephen S. Tang, Ph.D. Douglas G. Watson	The primary responsibility of the Compensation Committee is to assist the Board in overseeing all types of compensation for our officers and non-employee Directors. Our compensation philosophy is to (i) reward executive officers for performance; (ii) align the interests of our executives with the interests of our stockholders; (iii) provide long-term incentives for our executive officers; and (iv) set compensation at levels sufficient to attract, retain and motivate high quality executives and to motivate them to contribute to our success. Except as prohibited by law, the Compensation Committee is authorized to delegate any of its responsibilities to subcommittees or individual members, as the Compensation Committee deems appropriate. A further discussion of our process for determining executive officer and non-employee Director compensation is set forth in the “Compensation Discussion and Analysis” Section of this Proxy Statement. The Compensation Committee met eight times and acted by written consent on two occasions during the fiscal year ended December 31, 2012.

Nominating and Corporate Governance Committee

Ronny B. Lancaster, Chairman Michael Celano Charles W. Patrick Roger L. Pringle	The Nominating and Corporate Governance Committee of the Board identifies, evaluates and recommends to the Board candidates for election or re-election to the Board and administers our Corporate Governance Guidelines. In evaluating candidates for the Board, the Nominating and Corporate Governance Committee will consider individuals recommended by members of the Nominating and Corporate Governance Committee or the Board of Directors, officers or employees of the Company, the Company’s security holders and other business contacts. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Candidates recommended by security holders will be considered by the Nominating and Corporate Governance Committee in the same manner as candidates recommended by other sources, but only if the security holder makes a recommendation in accordance with the advance notification provisions set forth in the Company’s By-laws. Although there is no formal policy governing Board diversity, the Nominating and Corporate Governance Committee considers diversity and other factors in evaluating new candidates for the Board. The term diversity is used broadly to include not only race, gender and national origin, but also any other factors determined to be relevant by the Nominating and Corporate Governance Committee based on the needs of the Board and Company, including independence, integrity, knowledge, judgment, character, leadership skills, education, industry experience, financial literacy, technical background, specialized expertise, and standing in the community. In evaluating incumbent Directors for re-election, the Nominating and Corporate Governance Committee considers that Director’s background, experience and overall service to the Company, including the number of meetings attended, level of participation, quality of performance and other factors deemed relevant by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met four times during the fiscal year ended December 31, 2012.

Use of Compensation Consultants

On an as-needed basis, the Compensation Committee retains independent compensation consultants to assist in evaluating and structuring our executive compensation program and making compensation decisions. During 2012, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”) to (i) assist in updating the peer group of companies used by the Compensation Committee and Board for compensation benchmarking purposes; (ii) provide a competitive market assessment of our executive compensation program; and (iii) analyze internal pay equity among our named executive officers (the “Services”). We paid PM&P approximately $69,800 for the Services.

Nomination of Directors

Our Bylaws provide that nominations for election to the Board may be made by the Board or by any stockholder entitled to vote for the election of Directors at the Annual Meeting. A stockholder’s notice of nomination must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, in the event that less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to the nominee, the name, age, business address, residence address, principal occupation or employment of the person, the class and number of shares of capital stock of the Company which are beneficially owned by the person, and any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Exchange Act. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (i) the name and address of the stockholder and such beneficial owner; (ii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by such stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iii) a description of any arrangements or understandings between such stockholder and beneficial owner and each proposed nominee and any other person (including their names) pursuant to which the nomination(s) are to be made by such stockholder and such beneficial owner or with respect to actions to be proposed or taken by such nominee if elected as a Director; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors, or may otherwise be required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. We may also require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a Director of the Company.

Insider Trading

We have a policy designed to prevent any trading in the Company’s Common Stock or other securities by a person while such person is in possession of material nonpublic information. This policy applies to members of the Board, executive officers and all other employees of the Company. The policy prohibits trading in the Company’s securities on the basis of material nonpublic information, requires preapproval for Directors and all employees of transactions in Company securities and establishes regular trading windows after each calendar quarter following the Company’s announcement of its quarterly financial results.

Prohibition Against Short Sales and Hedging

We believe it is inappropriate for any employee or member of the Board to engage in short-term or speculative transactions involving Company securities. As a result, our insider trading policy prohibits employees and Directors from entering into these types of transactions involving our Common Stock, including short sales, the buying or selling of puts or calls, the purchase of securities on margin, prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar financial instruments.

Compensation Recoupment Policy

The Board has adopted a compensation recoupment or “clawback” policy, applicable to all officers subject to Section 16 of the Exchange Act. Under this policy, the Board and the Compensation Committee are permitted to recoup any excess compensation, including incentive cash bonuses, restricted stock, stock options or other compensation, which was awarded to a covered officer based on financial statements of the Company when such statements are required to be restated as a result of the misconduct of the covered officer. The Board and the Compensation Committee have discretionary authority to pursue all available remedies, including recoupment of all or part of the excess compensation and disciplinary action against the officer whose misconduct resulted in the restatement. The recovery period for recoupment of any compensation is up to three years preceding the date on which the Company is required to prepare and file the restated financial statements.

Stock Ownership and Retention Guidelines

The Board has adopted stock ownership and retention guidelines applicable to the Company’s President and Chief Executive Officer, its Chief Financial Officer and Chief Operating Officer, and all non-employee members of the Board. Under these guidelines, the covered individuals must meet the following ownership requirements, expressed either as a multiple of base salary (in the case of Company officers) or annual cash fees (in the case of Board members):

Covered Individual	Multiple of Base Salary or Director Fees
President and Chief Executive Officer	2x
Chief Financial Officer and Chief Operating Officer	1x
Non-Employee Directors	1x

Any individual who was covered by the guidelines at the time of adoption was required to be in compliance on the adoption date. Any individual who becomes subject to the guidelines following adoption is required to meet the guidelines within five years. Any individual already subject to the guidelines who becomes subject to a higher ownership requirement, either due to a promotion or increase in compensation, is required to meet the new ownership requirement within three years following the effective date of the change in compensation or, if later, the end of the original five-year period. In determining whether an individual meets the required ownership requirement, shares owned directly or indirectly, restricted shares, and shares deferred under our deferred compensation plan will be counted. Compliance will be determined as of December 31 of each fiscal year. The guidelines also require each covered individual to retain at least 25% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the individual’s holdings of Common Stock equal or exceed the applicable ownership requirement. As of December 31, 2012, all covered officers and non-employee Directors were in compliance with the stock ownership guidelines.

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liability under that Section. This report shall not be deemed “incorporated by reference” into any document filed under the Securities Act of 1933, as amended, or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management’s conduct of the Company’s financial reporting process, including monitoring (1) the participation of management and the outside independent registered public accounting firm in the financial reporting process, (2) the Company’s systems of internal accounting and financial controls, (3) the annual independent audit of the Company’s financial statements and (4) the qualifications, independence and performance of the outside independent registered public accounting firm. The Audit Committee selects the Company’s outside independent registered public accounting firm, and once selected, the outside independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the outside independent registered public accounting firm. The Audit Committee operates pursuant to a Charter that was last amended and restated by the Board on February 12, 2013.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management, which included a discussion of not only the quality, but also the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee met with the independent registered public accounting firm, with and without management, to discuss the results of their audit and their judgments regarding the Company’s accounting policies. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board as currently in effect, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the firm’s independence and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Committee’s Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC and selected KPMG LLP as the independent registered public accounting firm for fiscal year 2013. The Board is recommending that stockholders ratify that selection at the Annual Meeting.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE COMPANY’S BOARD OF DIRECTORS

Michael Celano, Chairman

Charles W. Patrick

Stephen S. Tang, Ph.D.

Douglas G. Watson

March 8, 2013

Executive Officers

The table below provides information about the executive officers of the Company as of March 21, 2013. Officers of the Company hold office at the discretion of the Board.

Name	Age	Position
Douglas A. Michels	56	President and Chief Executive Officer
Ronald H. Spair	57	Chief Financial Officer and Chief Operating Officer
Stephen R. Lee, Ph.D.	53	Executive Vice President and Chief Science Officer
Anthony Zezzo II	59	Executive Vice President, Marketing and Sales
Jack E. Jerrett	54	Senior Vice President, General Counsel and Secretary
Mark L. Kuna	49	Senior Vice President, Finance, Controller and Assistant Secretary

Douglas A. Michels has been the Company’s President and Chief Executive Officer since June 2004. Prior to that, Mr. Michels served as Group Vice President, Global Marketing of Ortho-Clinical Diagnostics, President of Ortho-Clinical Diagnostics International, and President of Johnson & Johnson Healthcare Systems, Inc. Earlier in his career, Mr. Michels held various sales and marketing positions of increasing responsibility within the Johnson & Johnson family of companies and with the Diagnostics Division of Abbott Laboratories. Mr. Michels received a B.S. degree in Public Health Administration from the University of Illinois and an M.B.A. from Rutgers University. Mr. Michels also serves on the Presidential Advisory Council on HIV/AIDS (PACHA) and on the board of directors of West Pharmaceutical Services, Inc.

Ronald H. Spair has been the Company’s Chief Financial Officer and Chief Operating Officer since September 2006 and served as Executive Vice President and Chief Financial Officer since November 2001. Prior to that time, Mr. Spair served as Chief Financial Officer for various companies in the pharmaceutical industry, including Delsys Pharmaceutical Corporation, SuperGen, Inc., and Sparta Pharmaceuticals, Inc. Mr. Spair received both his B.S. in Accounting and M.B.A. from Rider College. He is also a licensed Certified Public Accountant, a Chartered Global Management Accountant, and a member of the New Jersey Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Stephen R. Lee, Ph.D. has been the Company’s Executive Vice President and Chief Science Officer since September 2005. Prior to that time, Dr. Lee held senior research and development positions with Ortho-Clinical Diagnostics, a Johnson & Johnson company. Dr. Lee has had responsibility for or direct involvement in the development of over 40 major diagnostic assays, in such areas as infectious disease, cardiology, oncology and other conditions. While at Ortho, he was awarded the Johnson Medal, Johnson & Johnson’s highest award for research and development. Dr. Lee received a BSc. in Biochemistry from Sheffield University (U.K.) in 1981 and a Ph.D. degree in Biochemistry from Cardiff University (U.K.) in 1985.

Anthony Zezzo II has been the Company’s Executive Vice President, Marketing and Sales since January 2011. From 2004 to December 2010, Mr. Zezzo was Vice President, North American Sales and Marketing at the Ortho-Clinical Diagnostics Division of Johnson & Johnson. Prior to that time, Mr. Zezzo held a series of increasingly responsible sales and marketing positions within Johnson & Johnson. Mr. Zezzo received his B.A. in Political Science from Grove City College.

Jack E. Jerrett has been the Company’s Senior Vice President and General Counsel since February 2003 and served as Vice President and General Counsel since November 2000. He has also served as the Company’s Secretary since February 2001. Prior to joining the Company, Mr. Jerrett worked as an Associate at Morgan, Lewis & Bockius and held positions of increasing legal responsibilities with companies in the transportation and energy industries. Mr. Jerrett received his B.S. in Accounting from Villanova University and his J.D. from the Villanova University School of Law. He is a member of the Pennsylvania Bar and the American and Pennsylvania Bar Associations.

Mark L. Kuna has been the Company’s Senior Vice President, Finance and Controller since September 2006, and served as Vice President and Controller since February 2003 and as Controller since February 2001. Mr. Kuna has also served as the Company’s Assistant Secretary since May 2002 and provided accounting and financial analysis support since joining the Company in October 2000. Prior to that time, Mr. Kuna served as an accountant with Deloitte and Touche and held senior accounting and management positions with companies in the petrochemical, manufacturing, and telecommunications industries. Mr. Kuna received his B.S. in Accounting from the University of Scranton and is a licensed Certified Public Accountant, a Chartered Global Management Accountant, and a member of the Pennsylvania and American Institutes of Certified Public Accountants.

Transactions With Related Persons

Since January 1, 2012, there have been no transactions with related persons which would require disclosure in this Proxy Statement. The Audit Committee is required to review and approve in advance all transactions with related persons involving the Company. The Audit Committee may approve a related party transaction if the transaction is on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party. The Audit Committee also reviews any public disclosures of a related party transaction contained in our SEC filings. These responsibilities are described in the Audit Committee’s charter, a copy of which is available on our website at www.orasure.com.

Information regarding employment and severance agreements between our executive officers and the Company is set forth in the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change in Control,” in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and Directors and persons who own more than ten percent of our Common Stock (collectively, “Reporting Persons”) file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

As a matter of practice, our administrative staff assists each of the Reporting Persons who are employees and Directors of the Company in preparing initial reports of ownership and reports of changes in beneficial ownership and filing such reports with the SEC and the NASDAQ. Based solely on a review of the copies of forms filed by or on behalf of the Reporting Persons and on written representations (if any) from each of the Reporting Persons, we believe that all Reporting Persons complied on a timely basis with all applicable filing requirements with respect to the year 2012, except for Anthony Zezzo, the Company’s Executive Vice President, Marketing and Sales. Due to an administrative oversight, a Form 4 required in connection with the vesting of restricted stock for Mr. Zezzo on January 3, 2012 was filed two business days late.

Proposal No. 1. Election of Directors

Background

At the Annual Meeting, you will be asked to vote on the election of three Directors. A majority of the independent members of the Board have nominated Gerald M. Ostrov, Stephen S. Tang, Ph.D. and Douglas G. Watson for election as Class I Directors, for terms expiring at the Annual Meeting of Stockholders in 2016.

Each of the nominees for election as Directors is presently a member of our Board and has consented to continue to serve if re-elected to the Board. Mr. Ostrov joined the Board in 2011 and serves on the Compensation Committee. Dr. Tang joined the Board in 2011 and serves on the Audit Committee and Compensation Committee. Mr. Watson joined the Board in 2002, is Chairman of the Board and serves on the Audit Committee and Compensation Committee.

We do not know of anything that would preclude any nominee from serving. However, should any nominee for any reason become unable or unwilling to serve as a Director, the persons named in the enclosed Proxy Card will vote the shares represented by each Proxy for such substitute nominee as the Board may approve.

Any vacancy that occurs on the Board that results from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office, and any other vacancy on the Board may be filled by the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.

Certain information with respect to each person nominated for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting, including the particular experience, qualifications, attributes and skills they possess that led to the conclusion that they should serve as a Director, is set forth below.

Name	Principal Occupation	Age	Director Since
Class I (Nominees for Terms Expiring in 2016):
Gerald M. Ostrov	Former Chairman and CEO of Bausch & Lomb	63	2011
Stephen S. Tang, Ph.D.	President and Chief Executive Officer of The University City Science Center	52	2011
Douglas G. Watson	Chief Executive Officer of Pittencrieff Glen Associates	68	2002

Class II (Directors Whose Terms Expire in 2014):
Ronny B. Lancaster	Senior Vice President for Federal Government Relations of Assurant, Inc.	61	2003
Roger L. Pringle	President of The Pringle Company	72	2000
Ronald H. Spair	Chief Financial Officer and Chief Operating Officer of the Company	57	2006

Class III (Directors Whose Terms Expire in 2015):
Michael Celano	Chief Financial Officer of Drugscan, Inc.	54	2006
Douglas A. Michels	President and Chief Executive Officer of the Company	56	2004
Charles W. Patrick	Principal, Patrick Consulting	58	2006

Gerald M. Ostrov became a member of the Board in November of 2011. Mr. Ostrov most recently served as Chairman and CEO of Bausch & Lomb from 2008 through 2010. Prior to this position, Mr. Ostrov spent the majority of his career with Johnson & Johnson where he held the position of Company Group Chairman responsible for the Worldwide Vision Care businesses for nearly eight years. Earlier in his career, he held executive positions responsible for consumer personal care and pharmaceutical products at Johnson & Johnson and at Ciba-Geigy. Mr. Ostrov earned a B.S. in Industrial Engineering and Operations Research from Cornell University and an M.B.A. from Harvard University and serves on the board of directors of Oramed Pharmaceuticals. Mr. Ostrov’s long and distinguished business career and in particular his extensive experience in marketing consumer products, led to the conclusion that he should serve on the Company’s Board.

Stephen S. Tang, Ph.D., became a member of the Board in April 2011. Since January 2008, Dr. Tang has served as President and Chief Executive Officer of The University City Science Center, an urban research park and business incubator owned by over thirty leading universities, medical schools and health networks in the greater Philadelphia, Pennsylvania area. Prior to that, Dr. Tang held senior management and business development positions with several firms in the life sciences industry, including Olympus America, Inc., Millennium Cell Inc. and A.T. Kearney Inc. Dr. Tang holds a B.S. degree in Chemistry from The College of William and Mary, an M.S. degree and Ph.D. in Chemical Engineering from Lehigh University and an MBA from The Wharton School of Business at the University of Pennsylvania. Dr. Tang’s extensive business experience, and in particular his experience in the life sciences industry and with strategic and business development matters, led to the conclusion that he should serve on the Company’s Board.

Douglas G. Watson became a member of the Board in May 2002 and became Chairman of the Board in March 2003. Since July 1999, Mr. Watson has been Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management consulting firm, which he founded. Prior to that, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis A.G., President and Chief Executive Officer of Ciba-Geigy Corporation, President of the Ciba Pharmaceuticals Division and Senior Vice President of Planning and Business Development of Ciba’s U.S. Pharmaceuticals Division. Mr. Watson holds an M.A. degree in pure mathematics from Churchill College, Cambridge University, and is a member of the Chartered Institute of Management Accountants. Mr. Watson also serves on the boards of directors of Dendreon Corporation and Delcath Systems Inc. and previously served on the boards of directors of BioMimetic Therapeutics, Inc., Engelhard Corporation, Genta Inc., Javelin Pharmaceuticals Inc., InforMedix Inc., BioElectronics Inc. and Summit Bank Corporation. Mr. Watson’s long business career and executive-level management experience in the pharmaceutical industry, his financial and accounting expertise and his service on the Boards and Board Committees of other private and public companies led to the conclusion that he should serve on the Company’s Board.

Ronny B. Lancaster became a member of the Board in May 2003. Mr. Lancaster has served as Senior Vice President, Federal Government Relations of Assurant, Inc., a provider of specialty insurance and insurance-related products and services since September 2005. Prior to that, Mr. Lancaster served as Chief Operating Officer of the Morehouse School of Medicine, Executive Assistant to the Secretary and Principal Deputy Assistant Secretary for Planning and Evaluation at the U.S. Department of Health and Human Services, General Counsel of Hamilton Enterprises, Inc., Senior Washington Representative for Blue Cross/Blue Shield Association, and Chief of the Division of Fee-For-Service Plans at the U.S. Office of Personnel Management. Mr. Lancaster received his B.A. in Economics from the Catholic University of America, his M.B.A. from the Wharton School of the University of Pennsylvania, and his J.D. degree from The Georgetown University Law Center. He is admitted to the Bars of Pennsylvania and the District of Columbia. Mr. Lancaster previously served on the board of directors of Immucor, Inc. Mr. Lancaster’s expertise in government affairs and political matters, his extensive medical and healthcare experience and his legal training led to the conclusion that he should serve on the Company’s Board.

Roger L. Pringle has served on the Board since September 2000, when the Company was formed by the merger of Epitope, Inc. (“Epitope”) and STC Technologies, Inc. Prior to that, Mr. Pringle served as Chairman of the Board and a member of the Board of Directors of Epitope, and was a director of Agritope, Inc., a plant genetics subsidiary of Epitope. Mr. Pringle is the President of The Pringle Company, a strategy and executive consulting firm in Portland, Oregon, which was founded in 1976. Mr. Pringle currently serves on the board of directors of Prolifiq Software, Inc. and previously served on the boards of directors of Bank of the Northwest, Metro One Telecommunications Inc. and North Pacific Group. Mr. Pringle received a B.S. in Business from Oregon State University and an MBA from the University of Oregon. Mr. Pringle’s long service as a member of the Board of Epitope, his professional expertise in executive selection, assessment and compensation, as well as his entrepreneurial and business leadership skills and his service on the Boards of other private and public companies led to the conclusion that he should serve on the Company’s Board.

For biographical information on Mr. Spair, see the Section entitled, “Executive Officers,” in this Proxy Statement. Mr. Spair’s service as Chief Financial Officer and Chief Operating Officer of the Company, his financial and accounting expertise and his extensive business and investor relations experience led to the conclusion that he should serve on the Company’s Board.

Michael Celano became a member of the Board in October 2006. Mr. Celano has served as Chief Financial Officer of DrugScan, Inc., a clinical laboratory services company, since January 2013. Prior to that, Mr. Celano served as Chief Financial Officer of Kensey Nash Corporation, a biomaterials company from March 2009 until June 2012, and as a consultant to Royal DSM, the acquiror of Kensey Nash Corporation, from July 2012 through December 2012. From August 2007 to December 2008, Mr. Celano served as Managing Director of Aon Risk Services and prior to that, he served as Vice President, Finance and Chief Financial Officer for BioRexis Pharmaceutical Corporation, a biopharmaceutical company. Before joining BioRexis, Mr. Celano served as a partner with KPMG LLP, in charge of its Mid-Atlantic Life Sciences Practice, and was co-leader of its National Life Science Practice. Mr. Celano also was co-leader of the Life Science Practice for Arthur Andersen before he joined KPMG. Mr. Celano is a Certified Public Accountant and holds a B.S. degree in Accounting from St. Joseph’s University. Mr. Celano’s accounting and financial expertise, and specifically his long career in public accounting focused in the life sciences area, and his extensive business experience led to the conclusion that he should serve on the Company’s Board.

For biographical information on Mr. Michels, see the Section entitled, “Executive Officers,” in this Proxy Statement. Mr. Michels’ service as President and Chief Executive Officer of the Company, his extensive business and executive-level management experience in the medical diagnostics field and his sales and marketing expertise led to the conclusion that he should serve on the Company’s Board.

Charles W. Patrick became a member of the Board in January 2006. Since 2000, Mr. Patrick has served as Principal of Patrick Consulting, a management consulting firm that helps diagnostic and technology companies develop sales, marketing and distribution strategies. From 2001 through 2011, Mr. Patrick also served as the President and Co-owner of ADS Golf, Inc., a golf equipment supplier. Prior to that time, he served as the President and Chief Executive Officer of CallNexus, Inc., a provider of virtual call center services, and Vice President of Sales and Marketing for Biosite Diagnostics, a medical diagnostics company, where he had primary responsibility for developing and achieving Biosite’s strategic sales, marketing and distribution objectives. Prior to his time at Biosite, Mr. Patrick served as World Wide Group Marketing Manager and held several other sales and marketing positions for the Diagnostics Division of Abbott Laboratories. Mr. Patrick received a B.A. in Communications/Journalism from the University of Central Florida. Mr. Patrick also serves on the board of directors of diaDexus, Inc., a publicly traded cardiovascular and stroke diagnostics company. Mr. Patrick’s extensive sales and marketing background, his 35 years of experience in the medical diagnostics industry and his entrepreneurial skills led to the conclusion that he should serve on the Company’s Board.

Vote Required; Board Recommendation

If a quorum is present, each nominee will be elected if he receives a plurality of the votes cast by shares present in person or by Proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the required vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for the nominees, each of whom has consented to be named and to serve if elected.

Your Board recommends that you vote FOR the election of the Director nominees.

Proposal No. 2. Ratification of Appointment of Independent Registered Public Accounting Firm

Background

The Audit Committee of the Board of Directors has approved the reappointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2013. The Audit Committee has also recommended that the Board submit the appointment of KPMG for ratification by stockholders at the Annual Meeting. Although action by the stockholders on this matter is not legally required, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of this appointment in light of the important role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its appointment.

One or more representatives of KPMG are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required; Board Recommendation

Ratification of the appointment of KPMG requires the affirmative vote of a majority of shares present in person or by Proxy and entitled to vote at the Annual Meeting. Shares voted in person or represented by Proxy which are not voted for this ratification (by voting no or abstaining) will have the effect of voting against this proposal. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for ratification of the appointment of KPMG as our independent registered public accounting firm for 2013.

Your Board recommends that the stockholders vote FOR ratification of the appointment of KPMG.

Audit Fees; Audit-Related Fees; Tax Fees; All Other Fees.

The following table presents fees for professional audit services rendered by KPMG (i) for the audits of our annual consolidated financial statements and review of the financial statements in our Quarterly Report on Form 10-Q for the fiscal years ended December 31, 2012 and 2011, and (ii) for the audits of our internal control over financial reporting as of December 31, 2012 and 2011. The following table also includes fees billed for other services rendered by KPMG:

	2012	2011
Audit fees[1]	$775,000	$667,500
Audit-related fees[2]	128,400	201,600
Tax fees[3]	119,984	91,095
All other fees	—	—

Total fees	$1,023,384	$960,195

(1)	Includes fees related to the audits of our annual financial statements, interim reviews of our quarterly financial statements and audits of our internal control over financial reporting for each indicated year. Also included are professional services in connection with the review of a registration statement on Form S-3 and two amendments to that statement and the issuance of related consents in 2012 and the review of a registration statement on Form S-8 and issuance of a related consent in 2011.

(2)	During 2011, we engaged KPMG to provide tax due diligence and planning and financial due diligence services in connection with the acquisition of DNA Genotek, Inc., a portion of which was paid in 2012.

(3)	During 2012 and 2011, we engaged KPMG to provide tax compliance and tax planning services.

The Audit Committee has adopted a general practice of pre-approving all audit and non-audit services provided to the Company by our independent registered public accounting firm. The Chairman of the Audit Committee has been delegated the authority to pre-approve audit and non-audit services having an aggregate value of up to $25,000 between meetings of the Audit Committee, provided that such pre-approval is communicated to the Audit Committee at its next scheduled meeting. All services by KPMG in 2012 and 2011 were approved in accordance with these practices.

Executive Compensation

Executive Summary

We follow a pay-for-performance approach in compensating executives. Our compensation program pays executives for performance by rewarding the achievement of predetermined financial and other performance objectives. Our program is also designed to align the interests of executives with those of our stockholders, provide long-term incentives and set compensation at levels sufficiently competitive to attract and retain high quality executives and motivate them to contribute to our success, and incorporate sound corporate governance principles. Key features of our compensation program include the following:

•

Our executive compensation focuses on performance, with a significant portion comprised of annual incentive cash bonuses and long-term incentive equity awards that are based on the executives’ and the Company’s achievement of predetermined performance objectives. The following illustrates the relative proportion of 2012 base salary and incentive targets for performance-based compensation for Messrs. Michels and Spair, our President and Chief Executive Officer (“CEO”) and our Chief Financial Officer and Chief Operating Officer, respectively:

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Our revenues and bottom line performance for 2012 were below expectations, although significant progress was made against major strategic objectives. As a result, our CEO and the other named executive officers (“NEOs”) received only modest base salary adjustments for 2013, and incentive cash bonuses for these individuals under our 2012 Management Incentive Plan were slightly more than 50% of their target percentages.

•	Equity awards consist of a mix of restricted stock (40%) and stock options (60%). We believe the higher proportion of stock options makes our long-term incentive compensation more performance-based.

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Equity awards are subject to long-term vesting requirements, with restricted shares vesting over 3 years and stock options vesting over a minimum of 4 years. Structuring our equity awards in this manner helps align the interests of our executives with the interests of our stockholders.

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We have adopted a “value transfer” methodology under which long-term incentive equity awards are targeted at market-based dollar values rather than absolute numbers of restricted stock or option shares. This approach avoids volatility in the value of equity awards resulting from short-term movements in the price of our Common Stock and better aligns the Company’s practices with industry standards.

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The total compensation paid to executives is targeted at the 50th percentile of a peer group of comparable companies with an opportunity to earn up to the 75th percentile based on achievement of performance objectives.

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The Board and Compensation Committee regularly utilize independent compensation consultants to provide compensation advice, including competitive assessments of our program compared to compensation paid to executives at a peer group of comparable medical diagnostic and healthcare companies.

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Our Board recently adopted a compensation recoupment or “clawback” policy, under which the Board or Compensation Committee may recover excess compensation paid to our executives if our financial statements are restated due to misconduct by that executive.

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Messrs. Michels and Spair, and each non-employee member of the Board, are subject to stock ownership guidelines, measured as a multiple of annual base salary or cash fees, as applicable. In addition, each of these individuals is required to retain 25% of the shares received upon the vesting of restricted shares or the exercise of stock options until that individual complies with the applicable ownership multiple.

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Our Stock Award Plan, under which long-term incentive equity awards are made to executives and Board members, was recently amended to prohibit both the repricing and repurchase of under-water stock options or other equity awards without stockholder approval.

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We have adopted a policy that any new employment agreement with an executive will not provide for the gross-up of excise tax obligations under Section 280G of the Internal Revenue Code or a “modified single trigger” under which the executive can voluntarily leave the Company after a change of control and receive severance even though there has been no adverse impact on the executive’s compensation or level of responsibilities.

•	The Company does not provide its executives with any perquisites that are not offered to all employees of the Company.

•	We regularly assess the risks associated with our compensation programs.

In May 2012, we held a stockholder advisory vote on the 2011 compensation for our NEOs, commonly referred to as a “say-on-pay” vote. Our stockholders approved the compensation of our NEOs, with approximately 85% of stockholder votes cast in favor of our “say-on-pay” resolution. As we evaluated our compensation program during 2012, we were mindful of the strong support our stockholders expressed for our compensation philosophy. As a result, our Board and Compensation Committee decided to retain our general approach to executive compensation. The Company currently holds a “say-on-pay” vote on an annual basis in accordance with the preference expressed by our stockholders at our 2011 Annual Meeting. Accordingly, after this year’s vote, the Company expects to hold the next say-on-pay vote at our 2014 Annual Meeting.

We also continued to consider ways to improve our compensation program and have made certain changes since our 2012 Annual Meeting. For example, as described elsewhere in this Proxy Statement, the Board has adopted a compensation recoupment or “clawback” policy applicable to all of our executive officers, along with stock ownership and retention guidelines for Messrs. Michels and Spair and for all non-employee members of the Board. In addition, the Board recently amended our Stock Award Plan to require stockholder approval before the Company can reprice or repurchase any under-water stock options or other equity awards made to our executives.

For these and the other reasons described below, we believe our compensation program reflects a pay-for-performance philosophy, is aligned with the interests of our stockholders and follows sound corporate governance principles.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation program together with the material factors underlying our 2012 compensation decisions for the Company’s CEO and the other NEOs, as presented in tables which follow this CD&A.

Overview of Executive Compensation

Compensation Philosophy.    The primary objectives of our compensation program for executive officers are to:

•	reward executive officers for the performance of the Company and achievement of individual performance objectives;

•	align the interests of the executive officers with the interests of our stockholders;

•	provide long-term incentives for the executive officers; and

•	set compensation at sufficiently competitive levels to attract and retain high quality executives and to motivate them to contribute to our success.

Compensation for executives is established by the Compensation Committee in accordance with the above objectives. In setting executive compensation, the Compensation Committee considers the Company’s and each executive’s performance against previously established objectives, internal pay equity, the Company’s industry position, general industry data and recommendations of independent third party compensation consultants engaged by the Compensation Committee. The Compensation Committee periodically retains independent compensation consultants to review our executive compensation practices and to assist in establishing competitive compensation levels for our executives.

The Compensation Committee seeks to set aggregate compensation levels for executives near the fiftieth (50th) percentile of amounts paid by comparable medical diagnostic and healthcare companies (defined by industry, revenues, market capitalization or a combination of these factors) for performance consistent with the Company’s target financial and other business plans for the applicable year. Use of the fiftieth (50th) percentile is intended as a market check and not as an absolute target. As a result, the aggregate compensation and the value of specific compensation components for individual executives may fall below or exceed the fiftieth (50th) percentile depending on individual performance and contribution by the executive.

The aggregate compensation provided to each executive consists of an annual base salary, incentive cash bonus and incentive equity awards. The amount of the incentive cash bonus and the size of annual incentive equity awards are variable and depend on an executive’s and the Company’s achievement of predetermined financial and other objectives. As a result, a substantial portion of each executive’s annual compensation is based on performance. As indicated in the Summary Compensation Table following this CD&A, approximately 74% of Mr. Michels’ aggregate compensation and 70% of Mr. Spair’s aggregate compensation for 2012 consisted of variable compensation.

Annual Performance Evaluations.    On an annual basis, the Committee and other non-employee Directors evaluate the performance of the CEO against predetermined performance objectives and the CEO evaluates the performance of the other NEOs against their respective predetermined performance objectives. Annual performance objectives for the NEOs are established at the beginning of the applicable year and generally include two parts: the Company’s overall target financial/strategic performance objectives and individual objectives in the functional areas for which the executive is responsible. For each NEO, these objectives are then weighted to reflect their relative importance to the Company and the executive’s functional responsibilities.

Depending on the Company’s overall performance and the extent to which an executive achieves his individual objectives for a particular year, the executive will be rated as “Does Not Meet,” “Meets Expectations,” “Exceeds Expectations” or “Outstanding.” As described later in this CD&A, the Compensation Committee uses the performance ratings to determine base salary adjustments, incentive cash bonuses and incentive equity awards.

Compensation Consultants.    During 2012, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”), a national compensation consulting firm, to assist the Compensation Committee in updating its peer group of companies for benchmarking purposes, to provide an updated competitive assessment of executive compensation and to analyze internal pay equity among our NEOs. Companies included in the peer group were selected from the healthcare/life sciences industry based on total revenues and market value, and included the following:

Primary Peer Companies

Abaxis, Inc.

Affymetrix, Inc.

Cepheid, Inc.

Conceptus Inc.

Genomic Health, Inc.

IRIS International Inc.

Luminex Corporation

Meridian Bioscience, Inc.

Natus Medical Incorporated

Neogen Corporation

Quidel Corporation

Teche Corporation

In preparing its competitive assessment of executive compensation, PM&P compared the compensation of our NEOs with a 50/50 blend of data from the peer group of companies and data from the 2012 Radford Global Life Sciences Survey. PM&P also compared the mix of executive compensation and the relative compensation levels of the NEOs with data from the peer group. Based on this analysis, PM&P reached the following conclusions:

•	Salaries, annual incentive cash bonuses and long-term incentive equity awards for our executives are generally competitive with median market practice;

•	The mix of cash and long-term incentive compensation for our executives is generally competitive with median market practice;

•	The long-term incentive equity target for Mr. Michels was below median practice and should be increased somewhat; and

•	With the recommended increase to Mr. Michels’ long-term incentive equity target, the relative pay relationships among the NEOs are aligned with median market practice.

Tally Sheets.    In determining annual compensation, the Compensation Committee reviews tally sheets for each executive. Tally sheets set forth the dollar amounts of all components of each NEO’s current compensation, including salary, incentive cash bonus, incentive equity awards, potential change of control payments and other benefits deemed relevant by the Compensation Committee. These tally sheets allow the Compensation Committee to review how a change in the amount of each compensation component affects each executive’s total compensation and to consider each executive’s compensation in the aggregate. Included in each tally sheet is the estimated amount of severance and other benefits payable to the executive under various termination scenarios. Based upon the review of tally sheets, the Compensation Committee establishes aggregate compensation for our executives which it believes to be reasonable.

Compensation Components.    The following is a description of each component of our executive compensation program.

1. Annual Base Salary.    The Compensation Committee believes that competitive salaries must be paid in order to attract, retain and motivate high quality executives. Each year, the Compensation Committee evaluates and determines the annual base salaries for the NEOs. The Compensation Committee considers the annual performance evaluation of the CEO prepared by non-employee members of the Board and the annual performance evaluations prepared by the CEO for all other NEOs. The Committee also considers the Company’s budget for expected salary adjustments, salary levels paid at peer group companies and any recommendations that may be made by any compensation consultant engaged to assist the Compensation Committee. An executive’s annual salary adjustment will tend to be at the higher end of the range budgeted by the Company if the executive receives a performance rating of “Meets Expectations” or better and such executive’s pre-adjustment salary level is below the 50th percentile for his or her position at peer group companies.

2. Incentive Cash Bonuses.    Annual cash bonuses are included as part of executive compensation because the Compensation Committee believes that a significant portion of each executive’s compensation should be structured as a variable incentive tied to both the overall performance of the Company and the individual contributions of the executive. On an annual basis, the Compensation Committee has adopted, with approval of the Board, a Management Incentive Plan (the “Incentive Plan”), which is intended to be the principal vehicle for incentive cash bonus awards.

Incentive cash bonuses are generally paid out of a cash pool funded under the Incentive Plan based on the Company’s achievement of specific financial and other objectives determined by the Compensation Committee and approved by the Board at the beginning of each fiscal year. The financial objectives typically consist of short-term targets that represent improvement in financial performance compared to the prior year. Other objectives typically represent milestones that the Compensation Committee and Board believe are critical to achieving long-term growth and profitability. The objectives are each weighted to determine their respective contributions to the pool amount. Each objective can be adjusted by the Compensation Committee or Board in an equitable manner to reflect unexpected changes in the Company’s business or assumptions underlying the original objective or other factors.

With respect to each financial objective, a Threshold, Target and Maximum performance level is established. The Target levels generally reflect the Company’s financial budget or operating plan for the year. Except in special circumstances, the Threshold levels represent a minimum level of performance for which the Compensation Committee is willing to provide bonus pool funding. The Maximum levels reflect outstanding performance for which the Compensation Committee is willing to reward executives with bonuses above the Target level payout. With respect to the other objectives, Threshold, Target and Maximum performance levels are generally established consistent with the Company’s long-term strategic goals or deferred for later determination by the Compensation Committee and/or the Board.

If the Company meets all the Target levels, the pool is funded at 100% of the aggregate target bonuses for all participants in the Incentive Plan, as described below. The pool is funded at 50% of the aggregate target bonuses if all of the Threshold levels are met and at 150% if all of the Maximum levels are met. Pro-rata adjustments to the amount of funding for each objective are made where a particular performance is in between the pre-established performance levels. To the extent a performance level is below the Threshold objective, there would be no funding for that particular item unless the Compensation Committee or Board determines, in its discretion, that some funding is warranted.

The amount of the cash bonus pool is determined by the Compensation Committee and recommended for Board approval. The Compensation Committee and Board also retain discretion to increase or decrease the size of the pool in order to reflect specific performance or market conditions affecting the Company and the final performance assessments for each participant for the applicable year. The cash bonus pool is used to pay bonuses not only to the Company’s NEOs, but also to all other officers and certain higher-level employees of the Company.

Individual payments from the bonus pool to executives depend on the size of the bonus pool, the executive’s achievement of individual performance objectives, the number of individuals participating in the plan at the time bonuses are awarded and the executive’s target bonus percentage. Bonuses are paid, based on an assessment of each executive’s performance for the applicable year, using targets expressed as a percentage of the executive officer’s annual base salary.

If an executive officer has met or exceeded his or her individual performance objectives and/or the Company’s expectations for the applicable year, he or she may be eligible to receive up to 150% of his or her target bonus, depending on the size of the bonus pool. The Compensation Committee and Board retain the discretion to adjust an individual executive’s performance evaluation and to increase or decrease the bonus paid to such individual to reflect the specific contributions of that executive, the Company’s overall performance, market conditions or other circumstances.

The Compensation Committee recommends for Board approval any bonus award for the CEO based on an assessment of his performance against his individual performance objectives. The CEO recommends individual awards for the other executive officers for approval by the Compensation Committee based on an assessment of each executive’s performance against his or her applicable individual performance objectives. The Compensation Committee and Board have the right, in their sole discretion, to reject any or all of the recommended bonus awards, even if the bonus pool has been funded and any or all applicable performance criteria have been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Compensation Committee or Board.

3. Incentive Equity Awards.    The Compensation Committee believes that an additional way to promote the long-term growth of the Company and align the interests of executives with those of our stockholders is by compensating executives with equity in the Company that vests over a multi-year period. As a result, the Compensation Committee administers the Company’s Long-Term Incentive Plan (the “LTIP”), pursuant to which grants of stock options and restricted shares are made to executive officers on an annual basis.

The first incentive equity awards under the LTIP occurred in 2012, based on performance during 2011. The LTIP implements a “value transfer” method for determining the size of individual awards, as described further below. This represents a change from the Company’s prior practice of using fixed targets of restricted stock and stock options for incentive equity awards. The Board and Compensation Committee believe the use of a “value transfer” method is a more reasonable approach in that it eliminates volatility in the value of awards based on short-term changes in the value of our Common Stock and is more consistent with market practice.

Incentive Equity awards under the LTIP are made on an annual basis, and are discretionary and subject to approval by the Compensation Committee and/or Board. Awards to individual participants under the LTIP are based on an evaluation of a number of factors, including:

•	performance of the participant for the applicable year;

•	the participant’s level of responsibilities and relative contribution to the Company’s business;

•	a competitive assessment of awards at peer group companies;

•	history of equity awards to the participant; and

•	other factors deemed relevant by the Compensation Committee and/or Board.

Each participant’s individual performance for the applicable year is evaluated against his or her individual performance objectives for that year. A “Meets Expectations” performance is typically the threshold requirement to receive an equity award under the LTIP. Awards below this performance level may be considered on an exception basis in the discretion of the Compensation Committee and/or the Board.

The value of an equity award is calculated as a percentage of the participant’s annual base salary based on performance during the applicable year, pursuant to the following guidelines:

Title	Award as a % of Annual Base Salary
	Lower End	Target	Maximum
President and CEO	130%	175%	220%
Chief Operating Officer/Chief Financial Officer	90%	125%	160%
Executive Vice President	55%	75%	95%
Senior Vice President	55%	75%	95%

The percentages set forth above were established at levels that the Compensation Committee believed represented an appropriate long-term incentive compensation value for each executive, based on the results of a competitive assessment of long-term incentive awards at peer group companies provided to the Compensation Committee by PM&P. Awards under the LTIP, which began in 2012 for performance during 2011, consist of 40% restricted stock and 60% stock options, based on the market value of the awards on the date of grant. Once the aggregate dollar value of an award has been established by applying the appropriate percentage to a participant’s base salary, the award is converted into shares based on a valuation of the restricted stock and stock option portions of the award as of the grant date. Restricted stock is valued based on the average of the high and low stock price on the grant date as reported on the NASDAQ Stock Market and stock options are valued based on a corresponding Black-Scholes value.

Stock option awards granted under the LTIP have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, which is calculated using the average high and low stock price on that date. Stock options generally vest over four years, with the first 25% vesting after one year and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of restricted stock generally vest in equal annual installments over a three-year period. These vesting restrictions serve to promote the Company’s long-term growth by restricting executives’ ability to realize short-term gains from their awards. The Compensation Committee believes the terms of its incentive equity awards to executives are competitive with the terms of equity awards offered at comparable medical diagnostics and healthcare companies.

Equity awards are generally made by the Compensation Committee each year as part of the normal annual compensation cycle. The awards for a particular year generally occur in late January or early February of the following year after the Company’s full year financial results are known and performance evaluations for the executive officers have been prepared. Equity awards approved by the Compensation Committee for the CEO are then reviewed and approved by the Board. In addition to the annual equity awards, the Compensation Committee may approve stock option and restricted stock awards for newly hired officers or in recognition of an executive’s promotion or expansion of responsibilities. These latter grants may have vesting or other terms that differ from the terms generally approved for annual equity awards. Notwithstanding the terms of the LTIP, equity awards are made at the discretion of the Compensation Committee or Board.

4. Retirement Programs.    All of our employees, including executive officers, are eligible to participate in our 401(k) profit sharing plan (the “401(k) Plan”). We make matching contributions for participants on a dollar-for-dollar basis up to $4,000 per year. Payments of employer-provided benefits accrued for a 401(k) Plan participant will be made upon retirement or upon termination of employment prior to retirement, provided certain vesting conditions have been met by the participant prior to termination. In addition, the Company maintains the OraSure Technologies, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) for the benefit of the Company’s highly compensated employees, including all of the NEOs, and its non-employee Directors. The Deferred Compensation Plan allows participants to defer up to 100% of their annual base salaries (or fees in the case of non-employee Directors) and up to 100% of annual incentive cash bonuses and, upon vesting, restricted shares of the Company’s Common Stock awarded to the participant. The Company may also make discretionary contributions to the participants’ accounts that vest over one or more years as determined by the Company, as well as upon death, disability or a change in control. Participants may elect to receive distributions of deferred amounts on a specified date, separation from service, a change in control, disability and/or death.

5. Perquisites and Other Compensation.    As a general matter, the Compensation Committee and Board do not believe that executive officers should be treated differently than other employees, except that such officers should receive competitive annual base salaries and have competitive incentive bonus and equity award opportunities commensurate with their higher level of responsibility and that certain executive officers should receive employment agreements as described below. Therefore, our healthcare, disability, and other insurance programs and benefits are the same for all eligible employees, including executive officers. Executive officers do not receive any additional perquisites.

6. Potential Payments Upon Termination or Change in Control Pursuant to Employment Agreements.    The Company has entered into employment agreements with each of the NEOs. In addition to the compensation elements discussed above, these agreements provide for post-employment severance payments and benefits in the event of termination of employment by the Company without “cause” or by the executive for “good reason” and provide enhanced severance payments upon such terminations in connection with a “change in control” of the Company. The terms of these agreements are discussed in more detail under the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change in Control,” in this Proxy Statement. The Compensation Committee believes that these agreements are generally consistent with industry practice at peer group companies, provide an incentive to the applicable executive to remain with the Company, and serve to align the interests of stockholders and the executives in the event of a change in control of the Company.

Accounting and Tax Treatment of Compensation.    In approving the amount and form of compensation for the NEOs, the Compensation Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and for the three most highly compensated officers (other than the Chief Financial Officer) unless compensation is performance-based. The Compensation Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company would make that advisable.

2012 Compensation Decisions

2012 Annual Base Salaries.    Annual base salaries paid in 2012 to our NEOs were established by the Compensation Committee at the beginning of 2012 based on a review of the Company’s performance during 2011, an evaluation of the individual contributions of each officer compared to preestablished performance objectives for 2011 and a review of the competitive data and recommendations provided by the Compensation Committee’s independent compensation consultant, PM&P.

Based on these factors, the Compensation Committee approved an aggregate annual base salary increase for our management (including the NEOs) averaging approximately 3.4%, with an additional 1.6% for market-based adjustments. In order to reflect the Company’s performance and each executive’s contributions, and to equitably move salaries towards the fiftieth (50th) percentile or maintain them at approximately that level, the Compensation Committee used the following guidelines to assist in determining annual base salary increases.

Performance Rating	Merit Increase Range
Outstanding	5.0 - 7.0%
Exceeds Requirements	3.0 - 4.0%
Meets Requirements	2.0 - 2.5%

In establishing NEO base salaries for 2012, the Compensation Committee noted that 2011 revenues from our base business (exclusive of DNA Genotek (“DNAG”)) of $75.7 million, were lower than expected. However, the Compensation Committee recognized that the primary reasons for this revenue performance were the continued difficult economic conditions and funding challenges affecting our customers, lower than expected royalties under the Company’s cryosurgical patent license with Merck, lower over-the-counter (“OTC”) cryosurgical revenues in Latin America due to regulatory issues experienced by our distributor and a delay in receipt of a $1.0 million HCV milestone payment under our collaboration with Merck. The Compensation Committee noted that the Company’s total consolidated revenues, which included approximately $6.2 million from DNAG, amounted to $81.9 million, or 9% higher than 2010. The Compensation Committee also considered the many positive accomplishments by management occurring during 2011, including the following:

•	Receipt of FDA approval of a finger-stick whole blood claim and a CLIA waiver for our OraQuick® HCV test;

•	Progress in the commercialization of our OraQuick® HCV test, including the commencement of physician office detailing activities under our HCV collaboration with Merck;

•	Successful completion of the final phase of clinical testing for our OraQuick® In-Home HIV test and the submission of all three modules to our FDA application for this product;

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Progress in preparing for the commercialization of the OraQuick® In-Home HIV test, including selection of public relations, advertising and sales/logistics providers, development of a product manufacturing plan, and further development of our sales and commercialization plans through the use of an independent OTC advisory committee and additional market research activities;

•	Successful extension of the OraQuick® HIV product shelf life to 30 months;

•	Receipt of FDA 510(k) clearance for five fully-automated high-throughput oral fluid drugs-of-abuse assays for use with our Intercept® collection device in collaboration with Roche Diagnostics;

•	Implementation of a third-party warehousing and logistics strategy for virtually all of our products to improve efficiency and customer service;

•	Completion of a multi-year supplier and vendor quality analysis;

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Successful maintenance of strong relationships with our investor base, particularly institutional investors, and the strong performance of our Common Stock, which appreciated in value by approximately 58% during 2011; and

•	The successful recruitment of two new Board members with strong business backgrounds, including one Director with significant consumer marketing experience.

In light of the foregoing, the Compensation Committee concluded that Mr. Michels earned a performance rating for 2011 of “Exceeds Expectations,” and decided to increase his annual base salary from $517,500 to $550,000. This represented a 4.3% merit increase for 2012 plus a $10,000 adjustment to align Mr. Michels’ base salary with the 50th percentile for CEO salaries at peer group companies as indicated in the PM&P assessment.

Mr. Spair’s performance was rated as “Exceeds Expectations” for performance during 2011, and his annual base salary was increased from $412,000 to $430,000. This represented a 4.4% merit increase for 2012. In evaluating Mr. Spair’s performance, the Compensation Committee considered Mr. Spair’s successful maintenance of the Company’s institutional investor base, the 58% appreciation in the Company’s Common Stock price during 2011, Mr. Spair’s supervision of the DNAG acquisition and his efforts to accelerate the Company’s business development activities, his continued contribution to various strategic matters, his ongoing supervision of the Company’s operations, and his ongoing management of the financial planning, reporting and accounting functions.

Dr. Lee was rated as “Meets Expectations” for performance during 2011, and his annual base salary was increased from $358,000 to $367,000, representing a 2.5% merit increase for 2012. In evaluating Dr. Lee’s performance, the Compensation Committee considered Dr. Lee’s assistance in obtaining FDA approval of a finger-stick whole blood claim and CLIA waiver for our OraQuick® HCV test, his support of our FDA application for the OraQuick® In-Home HIV test, his efforts to secure third party availability of critical raw materials for the OraQuick® HCV test and other products, his continued development of a second generation rapid HIV test, his assistance in evaluating new technology platforms and business development opportunities, and his ongoing support of manufacturing processes and operations.

Mr. Zezzo was rated as “Exceeds Expectations” for performance during 2011, which was his first full year of employment at the Company, and his annual base salary was increased from $350,000 to $362,000, representing a 3.4% merit increase for 2012. In evaluating Mr. Zezzo’s performance, the Compensation Committee considered Mr. Zezzo’s efforts to become familiar with the Company’s organization and products over a very short period, his efforts to increase product sales despite continued economic and funding challenges, his work to accelerate the commercialization of our OraQuick® HCV test, his efforts to launch the OraSure QuickFlu™ product and his leadership in managing various organizational changes within the Sales and Marketing Department.

Finally, Mr. Jerrett was rated as “Exceeds Expectations” for performance during 2011, and his annual base salary was increased from $300,000 to $312,000 for 2012, representing a 4.0% merit increase. In evaluating

Mr. Jerrett’s performance, the Compensation Committee considered Mr. Jerrett’s contributions to the Company’s ongoing business development efforts including the DNAG acquisition, his successful handling of multiple commercial issues and supervision of various claims, disputes and litigation matters, his oversight of intellectual property, his help in preparing all SEC filings and other public disclosures, and his ongoing advice and counsel to the Board and senior management.

2012 Incentive Cash Bonuses.    In January 2013, the Committee approved incentive cash bonuses to the executive officers under the 2012 Management Incentive Plan (the “2012 Incentive Plan”). These bonuses were awarded for performance by our executive team during 2012.

Under the 2012 Incentive Plan, the Compensation Committee had previously established Threshold, Target and Maximum performance levels for two financial objectives to be used to fund the bonus pool. The financial objectives consisted of the following (with the Target levels reflecting our annual budget or operating plan for 2012):

Financial Objectives	Threshold	Target	Maximum
Consolidated Revenues (excluding OraQuick® In-Home HIV sales)	$90.0	$99.6	$102.8
Operating Performance Improvement	$5.1	$10.9	$12.8

The Compensation Committee also established other business objectives to fund the bonus pool with factors to be considered in determining whether a Threshold, Target or Maximum performance level was achieved. These objectives and related factors are set forth below:

Business Objectives	Factors
Commercialization of OraQuick® In-Home HIV test	• Successful Blood Products Advisory Committee review of product. • Complete plans for commercial launch. • Obtain final FDA approval. • Execute commercial launch within approved operating plan.
Expand OraQuick® HCV sales	• Define and launch public/private partnership (or similar arrangement) for purchase of the test. • Develop plan to obtain FDA approved oral fluid claim.

The following sets forth the weighting for each objective and potential bonus pool funding at each performance level established under the 2012 Incentive Plan:

Objectives	Weight	Threshold	Target	Maximum
Consolidated Revenues (excluding OraQuick® In-Home HIV test sales)	40%	$500,000	$1,000,000	$1,500,000
Operating Performance Improvement	20%	250,000	500,000	750,000
OraQuick® In-Home Test Commercialization	20%	250,000	500,000	750,000
OraQuick HCV Growth	20%	250,000	500,000	750,000

Potential Pool Funding		$1.25 million	$2.5 million	$3.75 million

During 2012, the Company’s consolidated revenues (exclusive of OraQuick® In-Home HIV test sales) and operating performance improvement both fell below the Threshold performance levels for these financial objectives. As a result, the Compensation Committee concluded that no pool funding should be approved for either objective.

With respect to the other business objectives, the Compensation Committee concluded that the Company had exceeded the Maximum performance level for the commercialization of the OraQuick® In-Home HIV test in light of: (i) the BPAC’s unanimous recommendation supporting FDA approval of the OraQuick® In-Home HIV test; (ii) the receipt of final FDA approval in July 2012; and (iii) the launch of sales to consumers and our national promotional campaign in September 2012. Based on this assessment, the Compensation Committee determined that $755,000 in pool funding should be awarded for this objective.

With respect to the OraQuick® HCV growth objective, the Compensation Committee recognized that sales of the product increased from $1.6 million in 2011 to $3.9 million in 2012, or 144%, and that significant effort had been expended by management in attempting to complete a public/private partnership with the Federal government and several major pharmaceutical companies for a significant purchase of the product. The Compensation Committee also noted that management had developed a strategy for seeking FDA approval of an oral fluid claim, although such claim is not being pursued at this time. As a result, the Compensation Committee concluded that the performance level for this objective fell between Threshold and Target and that $355,000 in pool funding should be awarded.

Based on the foregoing, the total bonus pool funding for 2012 performance was approximately $1,110,000. The bonus pool amount was also approved by the full Board and used to pay bonuses to the Company’s NEOs and twenty-five other members of our management team. The specific target payouts for NEO bonuses (expressed as a percentage of annual base salary) are shown below:

Title	Target Payouts
Chief Executive Officer	70%
Chief Financial Officer and Chief Operating Officer	50%
Executive Vice President	40%
Senior Vice President	35%

In January 2013, the Compensation Committee authorized the payout of individual bonus awards to executive officers from the bonus pool for 2012, based on the target bonus amounts described above and an assessment of each officer’s performance during 2012 against pre-established performance objectives.

In evaluating Mr. Michels, the Compensation Committee recognized that the Company’s aggregate 2012 consolidated net revenues grew 7% in 2012 compared to 2011, although revenues for our core business (excluding DNAG and OraQuick® In-Home HIV test sales) came in below expectations due primarily to the continuing difficult economic conditions and funding challenges affecting our customers and increased competition. The Compensation Committee also noted the Company’s receipt of FDA approval of the OraQuick® In-Home HIV test, which represents a first of its kind product available to consumers. Other specific factors considered by the Compensation Committee included the following:

•

Successful presentation of extensive clinical data and a sound risk-benefit analysis to the BPAC, resulting in a unanimous recommendation by this committee in favor of approval of the OraQuick® In-Home HIV test;

•	Successful completion of a six-week facility audit by the FDA as a prelude to the OraQuick® In-Home HIV test FDA approval;

•

Successful commercial launch of the OraQuick® In-Home HIV test, including development and implementation of comprehensive public relations, advertising and sales/logistical plans supported by manufacturing of sufficient inventory;

•	Recognition of OraQuick® In-Home HIV test as one of Time Magazine’s top 25 “Best Inventions of 2012;”

•	OraQuick® HCV sales increase of 144% in 2012 compared to 2011, despite funding limitations in the domestic public health market and slow adoption in the domestic physician office market;

•	Addition of $14.3 million in revenues from the first full year by DNAG as our subsidiary;

•	Successful maintenance of strong relationships with our investor base, particularly institutional investors and increased coverage of our Common Stock by analysts;

•	Successful completion of secondary Common Stock offering, resulting in $70.2 million in net proceeds;

•	Successful filing and effectiveness of new $200 million universal shelf registration statement; and

•	Successful recruitment of a new head of business development and a general manager for our consumer business, including the OraQuick® In-Home HIV test.

Based on the foregoing, the Compensation Committee rated Mr. Michels as a “Meets Expectations” and awarded him a $196,600 bonus for 2012, which represented 35.7% of his annual base salary compared to his target bonus of 70%. Mr. Michels’ 2012 incentive cash bonus was also approved by the Board.

The Compensation Committee rated Mr. Spair’s performance for 2012 as “Meets/Exceeds Expectations” and awarded him a bonus of $116,000, which represented 27% of his base salary compared to his target bonus of 50%. In reaching this determination, the Compensation Committee considered Mr. Spair’s successful maintenance of the Company’s institutional investor base, his leadership of the secondary Common Stock offering and management of the shelf registration statement filing, his supervision of business development activities and contribution to various strategic matters, his ongoing oversight of the Company’s operations, and his management of the financial planning, reporting and accounting functions. Mr. Spair was also given an additional $50,000 achievement bonus in recognition of his work on the secondary stock offering.

The Compensation Committee rated Dr. Lee’s performance for 2012 as “Exceeds Expectations” and awarded him an $88,000 bonus, which represented 24% of his base salary compared to his target of 40%. In reaching this determination, the Compensation Committee considered his successful presentation of the Company’s data and position at the BPAC review of the OraQuick® In-Home HIV test, his continued support of the Company’s clinical efforts to obtain approval of the OraQuick® In-Home HIV test, his leadership in resolving raw material supply issues for the Company’s products, his ongoing management of product development activities, his assistance in evaluating potential new technologies and business development opportunities, and his support of manufacturing operations. Dr. Lee was also given an additional $35,000 achievement bonus in recognition of his strong presentation at the BPAC meeting and his contribution to the Company’s efforts to obtain FDA approval for our OraQuick® In-Home HIV test.

The Compensation Committee rated Mr. Zezzo’s performance for 2012 as “Does Not Meet Expectations” and awarded him no bonus for 2012. The Compensation Committee reached this determination because of the Company’s lower than expected sales revenue performance for its base business for 2012.

Finally, the Compensation Committee rated Mr. Jerrett’s performance for 2012 as “Meets/Exceeds Expectations” and awarded him a bonus of $58,000, which represented 18.9% of his base salary compared to his target of 35%. In reaching this determination, the Compensation Committee considered his support of the Company’s efforts to commercialize the OraQuick® In-Home HIV test, his successful handling of various commercial issues and business development matters, his oversight of intellectual property, his leadership in helping to prepare all SEC filings and other public disclosures, and his ongoing advice and counsel to the Board and senior management. Mr. Jerrett was also given an additional $25,000 achievement bonus in recognition of his assistance with the secondary stock offering and the commercial launch of the OraQuick® In-Home HIV test.

2012 Incentive Equity Awards.    The amounts of potential incentive equity awards to be granted under the LTIP (expressed as a percentage of annual base salary), are summarized below:

	Performance
Position	Lower End	Target	Maximum
President/CEO	130%	175%	220%
CFO/COO	90%	125%	160%
EVP and SVP	55%	75%	95%

Effective February, 2012, the Compensation Committee approved stock option and restricted stock awards for the NEOs under the LTIP based on the performance evaluations of such officers for 2011, as summarized below. A description of the basis for each NEO’s 2011 performance evaluation is set forth above under the Section entitled, “2012 Annual Base Salaries,” in this Proxy Statement.

Executive Officer	Performance Evaluation	Restricted Stock	Stock Options
Douglas A. Michels	Exceeds Expectations	36,654 Shs	200,954 Shs
Ronald H. Spair	Exceeds Expectations	21,886 Shs	125,207 Shs
Stephen R. Lee, Ph.D.	Meets Expectations	9,509 Shs	32,675 Shs
Anthony Zezzo II	Exceeds Expectations	10,536 Shs	36,204 Shs
Jack E. Jerrett	Exceeds Expectations	10,093 Shs	34,683 Shs

The share totals for Messrs. Michels and Spair also include additional stock option awards of 75,000 and 50,000 shares, respectively, in recognition of their leadership and strong contributions to significant strategic achievements during 2011, including the DNAG acquisition, receipt of finger-stick whole blood approval and CLIA waiver for our OraQuick® HCV test and completion of the clinical development program for our OraQuick® In-Home HIV test. These additional option awards resulted in Messrs. Michels and Spair exceeding their respective Maximum targets under the LTIP.

Other Elements of Compensation.    The Compensation Committee reviewed each other element of compensation set forth in the Summary Compensation Table set forth below, and found them to be consistent with the Company’s compensation philosophy as described above.

Summary Compensation Table

The following table summarizes the compensation of our CEO and the other NEOs, for the fiscal years ended December 31, 2012, 2011 and 2010:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compen- sation[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compen- sation[4] ($)	Total ($)
Douglas A. Michels President and Chief Executive Officer	2012	$548,750		$414,007	$990,784	$196,600	—	$4,000	$2,154,141
	2011	$516,827		$558,488	$552,471	$369,000	—	$4,000	$2,000,786
	2010	$499,152	—	$313,061	$231,161	$317,600	—	$4,000	$1,364,974

Ronald H. Spair	2012	$429,308		$247,202	$617,321	$166,000	—	$4,000	$1,463,831
Chief Financial Officer	2011	$411,538		$335,225	$331,825	$209,900	—	$4,000	$1,292,488
and Chief Operating Officer	2010	$399,325	—	$253,272	$187,013	$211,800	—	$4,000	$1,055,410

Stephen R. Lee, Ph.D.	2012	$366,654		$107,404	$161,101	$123,000	—	$4,000	$762,159
Executive Vice	2011	$357,692		$122,563	$121,183	$116,700	—	$4,000	$722,138
President, Research and Development	2010	$349,533	—	$139,196	$102,726	$118,600	—	$4,000	$714,055

Anthony Zezzo II5 Executive Vice President Marketing and Sales	2012	$361,539		$119,004	$178,500	$—	—	—	$659,043
	2011	$336,539		$445,125	$294,090	$142,600	—	—	$1,218,354

Jack E. Jerrett Senior Vice President and General Counsel	2012	$311,538		$114,000	$171,001	$83,900	—	$4,000	$684,439
	2011	$299,038		$72,213	$71,453	$127,000	—	$4,000	$573,704
	2010	$274,481	—	$92,745	$68,536	$81,500	—	$4,000	$521,262

(1)	The indicated amounts reflect the aggregate grant date fair value of restricted stock awards made to the NEOs during the applicable year, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. Certain assumptions used in the calculation of those amounts are set forth for the applicable year of award in footnote 10 to the Company’s audited consolidated financial statements for the year ended December 31, 2012, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2013 (the “2012 10-K Report”).

(2)	The values set forth in this column reflect the aggregate grant date fair value of stock option awards made to the NEOs during the applicable year, computed in accordance with FASB ASC Topic 718. Certain assumptions used in the calculation of those amounts are set forth for the applicable year of award in footnote 10 to the Company’s audited consolidated financial statements for the year ended December 31, 2012, included in the Company’s 2012 10-K Report.

(3)	The indicated amounts reflect incentive cash bonuses paid to the NEOs pursuant to an Incentive Plan, based on performance during the applicable year. For a description of incentive cash bonus payments for performance during 2012, see the Section entitled, “2012 Incentive Cash Bonuses,” in the CD&A.

(4)	The indicated amounts reflect cash contributed to a 401(k) profit sharing plan as an employer-matching contribution, which was offered to all employees of the Company during each of the indicated years.

(5)	Mr. Zezzo joined the Company in January 2011.

Grants of Plan-Based Awards

The following table summarizes information concerning possible incentive cash bonuses and possible and actual restricted stock and stock option awards for the NEOs during the fiscal year ended December 31, 2012 as well as possible payouts under the 2012 Incentive Plan:

Name	Grant Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Possible Payouts Under Equity Incentive Plan Awards[3]			All other Stock Awards: Number Of Shares Of Stock Or Units[4] (#Shs.)	All other Option Awards: Number Of Securities Underlying Options[4] (#Shs.)	Exercise or Base Price of Option Awards[5] ($/Sh)	Grant Date Fair Value of Stock and Option Awards[6] ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (# Shs.)	Target (# Shs.)	Maximum (# Shs.)
Douglas A. Michels	2/01/12	—	—	—	—	—	—	36,654		—	$414,007
President and Chief	2/01/12	—	—	—	—	—	—	—	200,954	$11.295	$990,784
Executive Officer	N/A	$192,500	$385,000	$577,500	23,825 RS	32,072 RS	40,319 RS	—	—	—	N/A
	N/A	—	—	—	81,870 SO	110,209 SO	138,549 SO	—	—	—	N/A

Ronald H. Spair	2/01/12	—	—	—	—	—	—	21,886	—	—	$247,202
Chief Financial Officer and	2/01/12	—	—	—	—	—	—	—	125,207	$11.295	$617,321
Chief Operating Officer	N/A	$107,500	$215,000	$322,500	13,131 RS	18,238 RS	23,345 RS	—	—	—	N/A
	N/A	—	—	—	45,124 SO	62,672 SO	80,221 SO	—	—	—	N/A

Stephen R. Lee, Ph.D.	2/01/12	—	—	—	—	—	—	9,509	—	—	$107,404
Executive Vice President,	2/01/12	—	—	—	—	—	—	—	32,675	$11.295	$161,101
Research and Development	N/A	$73,400	$146,800	$220,200	6,973 RS	9,509 RS	12,044 RS	—	—	—	N/A
	N/A	—	—	—	23,692 SO	32,675 SO	41,388 SO	—	—	—	N/A

Anthony Zezzo II	2/01/12	—	—	—	—	—	—	10,536	—	—	$119,004
Executive Vice President,	2/01/12	—	—	—	—	—	—	—	36,204	$11.295	$178,500
Marketing and Sales	N/A	$72,400	$144,800	$217,200	6,817 RS	9,296 RS	11,775 RS	—	—	—	N/A
	N/A	—	—	—	23,426 SO	31,945 SO	40,463 SO	—	—	—	N/A

Jack E. Jerrett	2/01/12	—	—	—	—	—	—	10,093	—	—	$114,000
Senior Vice President	2/01/12	—	—	—	—	—	—	—	34,683	$11.295	$171,001
and General Counsel	N/A	$54,600	$109,200	$163,800	5,843 RS	7,968 RS	10,093 RS	—	—	—	N/A
	N/A	—	—	—	20,080 SO	27,381 SO	34,683 SO	—	—	—	N/A

(1)	Annual incentive equity awards to NEOs, consisting of a combination of restricted stock (“RS”) and stock options (“SO”), were determined for 2012 pursuant to the LTIP, based on an evaluation of each officer’s performance during 2011 against previously established performance objectives. Annual equity awards made during 2012 were approved by the Compensation Committee effective on February 1, 2012. For a description of these equity awards and their terms, see the Sections entitled, “Compensation Components – Incentive Equity Awards” and “2012 Incentive Equity Awards,” in the CD&A.

(2)	The indicated amounts represent potential incentive cash bonus payments to the NEOs under the 2012 Incentive Plan. On January 21, 2013, bonus payments under the 2012 Incentive Plan were approved by the Compensation Committee for the NEOs based on an assessment of the Company’s performance against certain financial and other objectives for 2012 and each officer’s performance against pre-established individual performance objectives. Additional achievement bonuses were also approved for Messrs. Spair and Jerrett and Dr. Lee in recognition of certain contributions by those individuals during 2012. A further description of the payments approved under the 2012 Incentive Plan is set forth in the Section entitled, “2012 Incentive Cash Bonuses,” in the CD&A. Actual amounts paid for 2012 are also disclosed in the Summary Compensation Table.

(3)	The indicated amounts represent the potential number of shares which could have been granted to the NEOs in 2012 in the form of restricted stock and stock options pursuant to the LTIP, based on each officer’s performance during 2011. For restricted stock, the individual share numbers were calculated by dividing 40% of the long-term incentive targets for each NEO set forth in the LTIP by the mean between the high and low sales price of the Common Stock as reported by NASDAQ on the date of grant. For stock options, the individual option numbers were calculated by dividing 60% of the long-term incentive targets for each NEO set forth in the LTIP by the corresponding estimated Black-Scholes value of the Company’s Common Stock on the date of grant.

(4)	The indicated amounts represent the actual number of shares granted to the NEOs in 2012 under the LTIP, based on each officer’s performance during 2011. Specific RS and SO awards were approved by the Compensation Committee for the NEOs effective on February 1, 2012 based on an assessment of each officer’s performance against pre-established performance objectives for 2011. The share amounts for Messrs. Michels and Spair include additional stock option awards of 75,000 and 50,000 shares, respectively, in recognition of their contributions toward achievement of several significant strategic objectives during 2011. A further description of these equity awards and their terms is set forth in the Sections entitled, “Compensation Components – Incentive Equity Awards” and “2012 Incentive Equity Awards,” in the CD&A. The values of the RS and SO awards during 2012 are disclosed in the Summary Compensation Table.

(5)	The exercise price for stock options is the fair market value of the Company’s Common Stock on the date of grant, which is calculated as the mean between the high and low sales price of the Common Stock as reported by NASDAQ on such date.

(6)	The indicated amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes information regarding unexercised stock options and unvested restricted stock held by the NEOs at December 31, 2012:

	Option Awards[1]						Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)		Market Value of Shares or Units of Stock That Have Not Vested[8] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas A. Michels President and Chief Executive Officer	12,597	—		—	$5.60	1/26/2015	—		—	—	—
	67,500	—		—	$9.56	1/23/2016	—		—	—	—
	45,000	—		—	$8.28	2/01/2017	—		—	—	—
	56,250	—		—	$8.06	2/01/2018	—		—	—	—
	89,094	1,896	[3](a)	—	$2.81	1/23/2019	—		—	—	—
	74,641	27,724	[3](b)	—	$5.19	1/25/2020	—		—	—	—
	88,595	104,705	[3](c)	—	$6.63	2/01/2021	—		—	—	—
	—	200,954	[3](d)	—	$11.30	2/01/2022	—		—	—	—
	—	—		—	—	—	38,880	[3](e)	$279,158	—	—
	—	—		—	—	—	20,106	3(f)	$144,361	—	—
	—	—		—	—	—	56,200	3(g)	$403,516	—	—
	—	—		—	—	—	36,654	3(h)	$263,176	—	—

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	100,000	—		—	$8.20	1/14/2014	—		—	—	—
	27,000	—		—	$5.60	1/26/2015	—		—	—	—
	27,000	—		—	$9.56	1/23/2016	—		—	—	—
	45,000	—		—	$8.28	2/01/2017	—		—	—	—
	45,500	—		—	$8.06	2/01/2018	—		—	—	—
	17,184	1,536	[4](a)	—	$2.81	1/23/2019	—		—	—	—
	60,386	22,429	[4](b)	—	$5.19	1/25/2020	—		—	—	—
	53,212	62,888	[4](c)	—	$6.63	2/01/2021	—		—	—	—
	—	125,207	[4](d)	—	$11.30	2/01/2022	—		—	—	—
	—	—		—	—	—	16,266	[4](e)	$116,790	—	—
	—	—		—	—	—	33,733	[4](f)	$242,203	—	—
	—			—	—	—	21,866	[4](g)	$157,141	—	—

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	85,000	—		—	$8.97	9/23/2015	—		—	—	—
	18,000	—		—	$9.56	1/23/2016	—		—	—	—
	8,689	—		—	$8.28	2/01/2017	—		—	—	—
	22,500	—		—	$8.06	2/01/2018	—		—	—	—
	8,341	759	[5](a)	—	$2.81	1/23/2019	—		—	—	—
	10,424	12,321	[5](b)	—	$5.19	1/25/2020	—		—	—	—
	8,833	22,967	[5](c)	—	$6.63	2/01/2021	—		—	—	—
	—	32,675	[5](d)	—	$11.30	2/01/2022	—		—	—	—
	—	—		—	—	—	8,940	[5](e)	$64,189	—	—
	—	—		—		—	12,333	[5](f)	$88,551	—	—
	—	—			—		9,509	[5](g)	$68,275	—	—

Anthony Zezzo II Executive Vice President, Marketing and Sales	55,104	59,896	[6](a)	—	$5.94	1/03/2021	—		—	—	—
	—	36,204	[6](b)	—	$11.30	2/01/2022	—		—	—	—
	—	—		—	—	—	50,000	[6](c)	$359,000	—	—
	—	—		—	—	—	10,536	[6](d)	$75,648	—	—

Jack E. Jerrett Senior Vice President and General Counsel	18,195	—		—	$8.20	1/14/2014	—		—	—	—
	15,000	—		—	$5.60	1/26/2015	—		—	—	—
	18,000	—		—	$9.56	1/23/2016	—		—	—	—
	12,000	—		—	$8.28	2/01/2017	—		—	—	—
	12,000	—		—	$8.06	2/01/2018	—		—	—	—
	5,559	506	[7](a)	—	$2.81	1/23/2019	—		—	—	—
	22,130	8,220	[7](b)	—	$5.19	1/25/2020	—		—	—	—
	11,458	13,542	[7](c)	—	$6.63	2/01/2021	—		—	—	—
	—	34,683	[7](d)	—	$11.30	2/01/2022	—		—	—	—
	—	—		—	—	—	5,956	[7](e)	$42,764	—	—
	—	—		—	—	—	7,266	[7](f)	$52,170	—	—
	—	—		—	—	—	10,093	[7](g)	$72,468	—	—

(1)	The indicated information does not include restricted stock or stock options awarded to the NEOs in February 2013 pursuant to the LTIP in respect of performance during 2012.

(2)	Stock options vest over four years, with the first 25% vesting on the first anniversary of the grant date and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of restricted stock vest over a three-year period, with one-third vesting on the first anniversary of the grant date, a second third vesting on the second anniversary and the final third vesting on the third anniversary.

(3)	The indicated stock options and restricted stock vest as follows:
(a)	1,896 options on January 23, 2013;
(b)	2,133 options on the 25th of each month, from January 25, 2013 through January 25, 2014:
(c)	4,027 options on the 1st of each month, from January 1, 2013 through February 1, 2015;
(d)	50,239 options on February 1, 2013 and 4,186 options on the 1st of each month, from March 1, 2013 through February 1, 2016;
(e)	6,480 restricted shares quarterly on March 31, June 30, September 30 and December 31 of each year; from March 31, 2013 through June 30, 2014;
(f)	20,106 restricted shares on January 25, 2013;
(g)	28,100 restricted shares on February 1, 2013 and 2014; and
(h)	12,218 restricted shares on February 1, 2013, 2014 and 2015.

(4)	The indicated stock options and restricted stock vest as follows:
(a)	1,536 options on January 23, 2013;
(b)	1,725 options on the 25th of each month, from January 25, 2013 through January 25, 2014;
(c)	2,419 options on the 1st of each month, from January 1, 2013 through February 1, 2015;
(d)	31,302 options on February 1, 2013 and 2,608 options on the 1st of each month, from March 1, 2013 through February 1, 2016;
(e)	16,266 restricted shares on January 25, 2013;
(f)	16,866 restricted shares on February 1, 2013 and 2014; and
(g)	7,289 restricted shares on February 1, 2013, 2014 and 2015.

(5)	The indicated stock options and restricted stock vest as follows:
(a)	759 options on January 23, 2013;
(b)	948 options on the 25th of each month, from January 25, 2013 through January 25, 2014;
(c)	883 options on the 1st of each month, from January 1, 2013 through February 1, 2015;
(d)	8,169 options on February 1, 2013 and 681 options on the 1st of each month, from March 1, 2013 through February 1, 2016;
(e)	8,940 restricted shares on January 25, 2013;
(f)	6,167 restricted shares on February 1, 2013 and 2014; and
(g)	3,170 restricted shares on February 1, 2013, 2014 and 2015.

(6)	The indicated stock options and restricted stock vest as follows:
(a)	2,396 options on the 3rd of each month, from January 3, 2013 through January 3, 2015;
(b)	9,051 options on February 1, 2013 and 754 options on the 1st of each month, from March 1, 2013 through February 1, 2016;
(c)	25,000 restricted shares on January 3, 2013 and 2014; and
(d)	3,512 restricted shares on February 1, 2013, 2014 and 2015.

(7)	The indicated stock options and restricted stock vest as follows:
(a)	506 options on January 23, 2013;
(b)	632 options on the 25th of each month, from January 25, 2013 through January 25, 2014;
(c)	521 options on the 1st of each month, from January 1, 2013 through February 1, 2015;
(d)	8,671 options on February 1, 2013 and 723 options on the 1st of each month, from March 1, 2013 through February 1, 2016;
(e)	5,956 restricted shares on January 25, 2013;
(f)	3,633 restricted shares on February 1, 2013 and 2014; and
(g)	3,364 restricted shares on February 1, 2013, 2014 and 2015.

(8)	The indicated values were determined by multiplying the number of unvested shares of restricted stock shown in this table by $7.18 per share, the closing price of the Company’s Common Stock as reported by NASDAQ on December 31, 2012.

Option Exercises and Stock Vested

The following table summarizes information with respect to the exercise of stock options and vesting of restricted stock for each of the NEOs during the fiscal year ended December 31, 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number Of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
Douglas A. Michels President and Chief Executive Officer	454,903	$2,328,585	92,000	$1,004,378

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	145,000	$838,671	47,614	$532,876

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	94,740	$582,526	22,257	$248,630

Anthony Zezzo II Executive Vice President, Marketing and Sales	—	—	25,000	$234,750

Jack E. Jerrett Senior Vice President and General Counsel	80,000	$324,051	14,357	$160,322

(1)	The indicated amounts represent the number of shares acquired upon the exercise of the options multiplied by the difference between the market value of the Company’s Common Stock on the applicable exercise date and the option exercise price.

(2)	The indicated amounts were calculated by multiplying the number of restricted shares acquired upon vesting by the market value of the Company’s Common Stock on the applicable vesting date. The market value was determined by calculating the mean between the high and low sales price of the Common Stock as reported by NASDAQ on the vesting date.

Pension Benefits

The NEOs are eligible to participate in our 401(k) Plan on the same terms and conditions applicable to all of our employees. For a further description of the terms of the 401(k) Plan, see the Section entitled, “Compensation Components – Retirement Programs,” in the CD&A.

Nonqualified Deferred Compensation

The OraSure Technologies, Inc. Deferred Compensation Plan (the “Plan”) is a non-qualified deferred compensation plan designed to provide deferred compensation benefits to a select group of the Company’s highly compensated employees, including all of the NEOs, and to non-employee members of the Board.

The Plan allows for deferrals by participants of up to 100% of their annual base salaries (or in the case of non-employee Directors, 100% of fees payable under the Company’s Non-Employee Director Compensation Policy) and up to 100% of annual incentive cash bonuses and, upon vesting, restricted shares of the Company’s Common Stock awarded under the Company’s Stock Award Plan. The Company may also make discretionary contributions to the accounts of employees participating in the Plan. Cash balances in participants’ accounts may be invested in a list of investment options that are similar to the fund choices offered in the Company’s 401(k) plan. Participants will be permitted to sell vested restricted shares in their accounts, subject to compliance with the Company’s Insider Trading Policy and applicable securities laws, and invest the proceeds of any such sale in the investment options available under the Plan. Participants will be 100% vested in their accounts and the restricted shares they defer, except that Company contributions will vest over one or more years as determined by the Company. In the event of death, disability or change in control, a participant will become 100% vested in any then unvested Company contributions.

Participants may elect to receive a distribution from his or her account upon a specified date, separation from service, change in control, disability and/or death. Distributions will be made in a lump sum or installments, as allowed under the Plan.

Amounts contributed to a participant’s account through elective deferrals or through the Company’s discretionary contributions are generally not subject to income tax, and the Company does not receive a deduction until they are distributed pursuant to the Plan. However, cash deferrals are subject to the Federal Insurance Contributions Act Tax imposed at the time of deferral (the “FICA tax”). Deferrals of restricted shares are subject to the FICA tax at the time the restricted shares vest, but are not subject to income tax, and the Company does not receive the deduction until the restricted shares are distributed pursuant to the Plan. The Company may amend or terminate the Plan at any time in accordance with applicable law.

The following table summarizes information for each NEO with respect to the Plan for the fiscal year ended December 31, 2012:

Name	Executive Contributions[1] ($)	Registrant Contributions ($)	Aggregate Earnings[2] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/12[1],2 ($)
Douglas A. Michels President and Chief Executive Officer	—	—	—	—	—

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	—	—	—	—	—

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	$35,219	—	$1,489	—	$36,708

Anthony Zezzo II Executive Vice President, Marketing and Sales	—	—	—	—	—

Jack E. Jerrett Senior Vice President and General Counsel	—	—	—	—	—

(1)	The first year in which NEOs could make contributions under the Plan was 2012. The indicated amounts of NEO contributions have been reported as compensation in the Summary Compensation Table for 2012.

(2)	There were no earnings or deferred compensation at above market or preferential rates and, therefore, no earnings have been reported as compensation in the Summary Compensation Table for 2012. Aggregate earnings include dividends and interest earned during the period, as well as the net unrealized appreciation of the underlying investments in the participant’s account.

Employment Agreements and Potential Payments Upon Termination or Change in Control

Mr. Michels has an employment agreement with the Company that provides for the various components of compensation described in the CD&A. In addition, upon a termination of employment, Mr. Michels’ contract provides for certain post-employment severance and other benefits, as described below.

Mr. Michels’ employment agreement will terminate upon his death or disability. In addition, Mr. Michels may terminate his employment at any time and for any reason upon 90 days written notice to the Company, for “good reason” (as defined below), or following a “change in control” (as defined below). Mr. Michels’ employment agreement can also be terminated by the Company for “cause” (as defined below) or without “cause.”

As used in the agreement, the term “good reason” means (i) a material breach of the agreement by the Company that is not cured within 30 days of written notice, (ii) any diminution in Mr. Michels’ base compensation or authority, duties or responsibilities, (iii) a material diminution in the authority, duties or responsibilities of the person to whom Mr. Michels reports, including a change in Mr. Michels’ reporting obligation from the Board to another employee of the Company, if applicable, (iv) a material diminution of the budget over which Mr. Michels exercises control, or (v) a material change in Mr. Michels’ job location.

A “change in control” generally is defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the SEC or when:

•

any person, or more than one person acting as a group within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

•

any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock;

•

a majority of the members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

•

a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions.

A “change in control period” is the period which begins on the occurrence of a change in control and ends 18 months thereafter.

Upon the termination of Mr. Michels’ employment upon his death or disability, by Mr. Michels for any reason other than good reason or by the Company for cause, Mr. Michels will be entitled to receive his salary through the date of termination and any bonus approved by the Board or the Compensation Committee prior to the date of termination but not yet paid and, in the case of a termination upon his death or disability, a cash bonus for the calendar year in which termination occurs that Mr. Michels would have received but for his death or disability, prorated through the date of death or commencement of disability. Upon termination of the agreement by Mr. Michels with good reason or after a change in control or by the Company without cause (which includes the Company’s failure to renew the agreement), Mr. Michels would be entitled to receive his salary through the date of termination and any bonus that has been approved by the Board or the Compensation Committee prior to the date of termination but not yet paid, a cash bonus for the calendar year in which termination occurs equal to Mr. Michels’ target bonus for such year, and for a period of one year after the date of termination, benefits for

Mr. Michels and/or his family at levels substantially equal to those that would have been provided to them by the Company if Mr. Michels’ employment had not been terminated. If termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and does not occur during a change in control period, Mr. Michels would also receive a lump sum amount equivalent to 12 months of his annual salary. If, however, termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and occurs during a change in control period, or if termination is by Mr. Michels after a change in control, Mr. Michels will receive a lump sum amount equivalent to 36 months of his annual salary. If Mr. Michels is a “specified employee” within the meaning of Code Section 409A at the time of the termination of his employment and any of the foregoing payments would subject him to any tax, interest or penalty under Code Section 409A or regulation thereunder, then the payment shall not be made until the first day which is at least six months after the date of termination of his employment. Mr. Michels’ agreement also provides that the Company will pay an amount equal to the first $1.0 million of excise tax incurred under Section 280G of the Code on compensation paid to Mr. Michels upon a change in control.

Upon termination of Mr. Michels’ employment as a result of disability, for good reason, by the Company without cause or by Mr. Michels after a change of control, Mr. Michels can elect to receive medical and dental insurance coverage for himself and his family under any plans offered by the Company to the extent the Company is self insured or coverage for former employees is available on reasonable terms (as determined by the Company) from the Company’s providers of medical and dental coverage.

All stock awards granted to Mr. Michels are required to immediately vest (i) in the event of a change in control or (ii) if Mr. Michels’ employment is terminated for good reason by Mr. Michels or by the Company without cause during a change in control period, and 50% of such stock awards shall vest in the event Mr. Michels’ employment is terminated for good reason or by the Company without cause during any period other than a change in control period.

The termination and severance provisions in the employment agreements for the other NEOs are substantially similar to Mr. Michels’ employment agreement, with the following exceptions. The Company is obligated to pay an amount up to the first $500,000, rather than $1.0 million, of excise tax imposed under Section 280G of the Code on compensation paid as a result of a change in control for Messrs. Spair, Jerrett and Dr. Lee. Mr. Jerrett and Dr. Lee are entitled to receive severance payments equivalent to 24 months of their annual salary, rather than 36 months, in the event of a termination of their agreements for good reason or without cause during a change in control period or after a change in control. Beginning with Mr. Zezzo’s employment, however, the Board adopted a new policy with respect to executive employment agreements. As a result, Mr. Zezzo’s agreement does not provide for any reimbursement of excise taxes imposed under Section 280G of the Code, and his agreement does not include a “modified single trigger” allowing him to terminate for any reason and receive severance following a change in control. Instead, Mr. Zezzo will be entitled to receive severance equal to 24 months of his annual salary only if he is terminated for good reason or without cause during a change in control period.

The following table provides estimates of the potential severance and other post-termination benefits the NEOs would receive assuming their employment was terminated as of December 31, 2012:

Name	Benefit	Voluntary Termination or Termination for Cause	Termination for Death or Disability[1]	Termination for Good Reason or Without Cause Not Within Change in Control Period[1]	Termination after Change in Control, or for Good Reason or Without Cause Within Change in Control Period[1,2]
Douglas A. Michels	Salary Continuation	—	—	$550,000	$1,650,000
President and Chief	Bonus	—	$196,600	$385,000	$385,000
Executive Officer	Accelerated Option Vesting	—	—	$60,789	$121,577
	Accelerated Restricted Stock Vesting	—	$1,090,211	$545,106	$1,090,211
	Health Care Benefits	—	—	$16,153	$16,153

	Total	—	$1,286,811	$1,557,048	$3,262,941

Ronald H. Spair	Salary Continuation	—	—	$430,000	$1,290,000
Chief Financial	Bonus	—	$116,000	$215,000	$215,000
Officer and Chief	Accelerated Option Vesting	—	—	$43,128	$86,257
Operating Officer	Accelerated Restricted Stock Vesting	—	$516,134	$258,067	$516,134
	Health Care Benefits	—	—	$12,753	$12,753

	Total	—	$632,134	$958,948	$2,120,144

Stephen R. Lee, Ph.D.	Salary Continuation	—	—	$367,000	$734,000
Executive Vice	Bonus	—	$88,000	$146,800	$146,800
President, Research	Accelerated Option Vesting	—	—	$20,293	$40,586
and Development	Accelerated Restricted Stock Vesting	—	$221,015	$110,507	$221,015
	Health Care Benefits	—	—	$13,358	$13,358

	Total	—	$309,015	$657,958	$1,155,759

Anthony Zezzo II	Salary Continuation	—	—	$362,000	$724,000
Executive Vice	Bonus	—	—	$144,800	$144,800
President, Marketing	Accelerated Option Vesting	—	—	$37,285	$74,571
and Sales	Accelerated Restricted Stock Vesting	—	$434,648	$217,324	$434,648
	Health Care Benefits	—	—	$2,903	$2,903

	Total	—	$434,648	$764,312	$1,380,922

Jack E. Jerrett	Salary Continuation	—	—	$312,000	$624,000
Senior Vice President	Bonus	—	$58,900	$109,200	$109,200
and General Counsel	Accelerated Option Vesting	—	—	$13,044	$26,087
	Accelerated Restricted Stock Vesting	—	$167,402	$83,701	$167,402
	Health Care Benefits	—	—	$12,408	$12,408

	Total	—	$226,302	$530,353	$939,097

(1)	The indicated values for the accelerated vesting of stock options reflect (i) the number of option shares which would vest on an accelerated basis, multiplied by (ii) the excess, if any, of the $7.18 per share closing price for the Company’s Common Stock, as reported by NASDAQ on December 31, 2012, over the applicable exercise price for each option. The indicated values for the accelerated vesting of restricted stock reflect the $7.18 per share closing price on December 31, 2012 multiplied by the number of shares which would vest on an accelerated basis.

(2)	The Company will also pay the excise tax incurred under Section 280G of the Internal Revenue Code on compensation paid to the NEOs (other than Mr. Zezzo) in the event of a change in control in an amount up to $1 million for Mr. Michels and $500,000 for such other NEOs.

2012 Director Compensation

Annual Fees.    Under our Non-Employee Director Compensation Policy (“Director Policy”), non-employee members of the Board receive fixed annual fees for service on the Board and Committees of the Board, as set forth below. The fees are paid quarterly in arrears.

Position	Annual Fee
Board Chairman	$60,000
Non-Chairman Board Member	$40,000
Audit Chairman	$18,000
Compensation Chairman	$15,000
N&CG Chairman	$8,000
Non-Chairman Audit Member	$8,000
Non-Chairman Compensation Member	$6,000
Non-Chairman N&CG Member	$4,000

Initial Equity Awards.    Non-employee Directors receive an initial grant of 40,000 stock options for the Company’s Common Stock upon joining the Board (the “Initial Grant”). An additional grant of 40,000 stock options is also made to any non-employee Director who becomes Chairman of the Board (the “Chairman Grant”). The options granted to non-employee Directors are nonqualified stock options and have an exercise price equal to the mean between the high and low sales prices of the Company’s Common Stock as quoted on the NASDAQ Stock Market on the grant date. Each Initial Grant and Chairman Grant generally vest on a monthly basis over the 24 months immediately following the grant date. Payment of the exercise price may be made in cash or by delivery of previously acquired shares of Common Stock having a fair market value equal to the aggregate exercise price.

Annual Equity Awards.    Under the Director Policy, during 2012 each non-employee Director received an annual grant of restricted shares (the “Annual Grant”) of the Company’s Common Stock. In the past, these Annual Grants were made on the annual equity grant date for officers and other employees of the Company. In November 2011, the Board amended the Director Policy to change both the method of determining and the timing of Annual Grants to non-employee Directors. The method was changed from an annual award of a fixed number of restricted shares to a value transfer award method similar to that used for our executives under the LTIP. The dollar values of the Annual Awards were determined by the Compensation Committee and Board based on advice from PM&P and an assessment of director equity awards made at comparable medical diagnostics and healthcare companies. The Board also changed the timing of Annual Grants to occur at the same time as the Company’s Annual Meeting of Stockholders, beginning with the Annual Grants to be made in 2013. In order to transition to this new timing, the Board determined that for 2012 a value-based Annual Grant of restricted shares (the “2012 Transitional Grant”) would be made to non-employee Directors on the annual equity award date for the Company’s officers and employees during 2012.

Under the amended Director Policy, as described above, beginning in 2012 Annual Grants of restricted shares have been and will be made pursuant to the values set forth in the following table:

Board Position	2012 Transitional Grant	Annual Grants For 2013 and Beyond
Chairman	$150,000	$120,000
Non-Chairman Director	$100,000	$80,000

The dollar value of each Annual Grant is converted into restricted shares by dividing the above values by the average of the high and low sales prices of the Company’s Common Stock, as reported on the NASDAQ Stock Market, on the grant date. Annual Grants of restricted stock will vest on the date that is twelve months from the date of grant, except that the 2012 Transitional Grants will vest on May 15, 2013. Non-employee Directors are permitted to direct the Company to withhold restricted shares in order to pay tax withholding obligations arising upon the vesting of such shares.

Equity Award Terms.    Any unvested stock options and restricted shares granted to non-employee Directors will vest in their entirety immediately upon the occurrence of a “change of control” of the Company. As defined in the Company’s Stock Award Plan, a change of control means a change of control that would be required to be reported under the Securities Exchange Act of 1934, as amended, and would be deemed to have occurred at such time as (i) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; (ii) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock; (iii) a majority of the members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) a person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. In addition, if a non-employee Director leaves the Board for any reason other than a change of control, prior to the end of the vesting period for the 2012 Transitional Grant or any subsequent Annual Grant of restricted shares, such award shall immediately vest on a pro-rata basis based on the actual duration of such Director’s service to the Board during such vesting period.

Deferred Compensation.    Non-employee Directors are permitted to defer all or a portion of the fees and grants of restricted shares under the Company’s Non-Qualified Deferred Compensation Plan, on terms similar to those applicable to our officers.

The following table summarizes information related to compensation of non-employee Directors during the fiscal year ended December 31, 2012:

Name[1], 2	Fees Earned or Paid in Cash ($)	Stock Awards[4] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Michael Celano	$62,000	$100,006	—	—	—	—	$162,006
Ronny B. Lancaster	$54,000	$100,006	—	—	—	—	$154,006
Gerald M. Ostrov	$50,000	$100,006	—	—	—	—	$150,006
Charles W. Patrick[3]	$52,000	$100,006	—	—	—	—	$152,006
Roger L. Pringle	$59,000	$100,006	—	—	—	—	$159,006
Stephen S. Tang, Ph.D.	$54,000	$100,006	—	—	—	—	$154,006
Douglas G. Watson	$74,000	$150,009	—	—	—	—	$224,009

(1)	Because Messrs. Michels and Spair are officers of the Company, they are not entitled to any separate compensation for service on the Board or any Committee thereof and have not been included in this table.

(2)	Non-employee Directors held the following number of restricted shares (“RSs”) and stock options (“SOs”) at December 31, 2012: Mr. Celano: 8,854 RSs; 70,000 SOs; Mr. Lancaster: 8,854 RSs; 70,000 SOs; Mr. Ostrov: 8,854 RSs; 40,000 SOs; Mr. Patrick: 8,854 RSs; 70,000 SOs; Mr. Pringle: 8,854 RSs; 235,552 SOs; Dr. Tang: 8,854 RSs; 40,000 SOs; and Mr. Watson: 13,281 RSs; 140,000 SOs. The aggregate number of stock options and restricted shares held by Messrs. Michels and Spair are set forth in the table in the Section entitled, “Outstanding Equity Awards at Fiscal Year-End,” in this Proxy Statement.

(3)	The indicated amounts include $52,000 in fees and $100,006 in restricted stock deferred by Mr. Patrick pursuant to the Company’s Non-Qualified Deferred Compensation Plan.

(4)	The indicated amounts reflect the aggregate grant date fair value of restricted stock awards made to non-employee Directors during 2012, computed in accordance with FAS ASC Topic 718. Certain assumptions used in the calculation of those amounts are set forth in footnote 10 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2012, included in the Company’s 2012 10-K Report.

Compensation Committee Interlocks and Insider Participation

Ronny B. Lancaster, Gerald Ostrov, Roger L. Pringle, Stephen S. Tang, Ph.D. and Douglas G. Watson served as members of the Compensation Committee of the Board during 2012. None of these Directors has served or is currently serving as an officer or employee of the Company, nor have they engaged in any transactions involving the Company which would require disclosure as a transaction with a related person. There are no compensation committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

Compensation Risk Assessment

Management conducted a risk assessment of the Company’s compensation policies and practices, including its executive compensation program. In its review, management considered the attributes of the Company’s policies and practices and other factors, including:

•	The mix of fixed and variable compensation opportunities;

•	The balance between annual and long-term performance opportunities;

•	The corporate and individual performance objectives established for annual and long-term incentive compensation;

•	The internal controls and procedures in place to mitigate risks facing the Company, including the Company’s “clawback” policy and stock ownership guidelines; and

•	The risk that unintended consequences could result from various aspects of the Company’s compensation policies and practices.

Based on its review and assessment, management concluded that the Company’s policies and practices are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not incentivize employees to take unnecessary or excessive risks. The Company also concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse affect on the Company.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. This report shall not be deemed to be “incorporated by reference” into any document filed under the Securities Act of 1933, as amended, or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The Compensation Committee of OraSure Technologies, Inc. has reviewed and discussed with the Company’s management the Section entitled, “Compensation Discussion and Analysis,” contained in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the foregoing Compensation Discussion and Analysis be included in the Company’s 2012 10-K Report and Proxy Statement for the 2013 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE:

Roger L. Pringle, Chairman

Ronny B. Lancaster

Gerald Ostrov

Stephen S. Tang, Ph.D.

Douglas G. Watson

March 29, 2013

Equity Compensation Plan Information

The following table provides information as of December 31, 2012 about the shares of Common Stock that may be issued upon the exercise of options under all of our equity compensation plans. These plans include the Award Plan, the Epitope, Inc. 1991 Stock Award Plan (the “1991 Plan”), the Agritope, Inc. 1992 Stock Award Plan (the “Agritope Plan”), and the OraSure Technologies, Inc. Employee Incentive and Non-Qualified Stock Option Plan (the “Employee Incentive Plan”). The Award Plan, the 1991 Plan and the Agritope Plan were Epitope equity compensation plans, and the Employee Incentive Plan was an STC Technologies, Inc. equity compensation plan. In connection with the merger of Epitope and STC into the Company on September 29, 2000, the Award Plan was adopted by the Company, and the Company assumed the obligation to issue shares for the then outstanding stock options granted under the Award Plan, the 1991 Plan, the Agritope Plan and the Employee Incentive Plan. Additional grants of equity compensation may only be made under the Award Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted-average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,447,375		$7.74		3,105,228	[1]
Equity compensation plans not approved by security holders	196,929	[2]	$5.34	[2]	—

Total	4,644,304				3,105,228

(1)	Represents shares remaining available for future issuance as of December 31, 2012 under the Award Plan.

(2)	Includes 125,552 shares issuable as of December 31, 2012 under options at a weighted-average exercise price of $4.42 per share under the 1991 Plan and the Agritope Plan.

Proposal No. 3. Advisory (Non-Binding) Vote to Approve Executive Compensation

Background

Section 14A of the Exchange Act, enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), requires that stockholders be given the opportunity to vote to approve, on a non-binding advisory basis, no less frequently than once every three years, the compensation of our NEOs. Based on feedback received at our 2011 Annual Meeting, the Board has determined that such a vote should be held on an annual basis until the next advisory vote on frequency.

The vote on the resolution recommended below is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs. As described more fully under the Section entitled, “Executive Compensation,” including the CD&A and the related tables and narrative, our compensation program is designed to pay executives for performance by offering rewards for the achievement of pre-determined financial and strategic performance objectives. In addition, our program is designed to align the interests of executives with the interests of our stockholders, provide long-term incentives and set compensation at levels sufficiently competitive to attract, retain and motivate high quality executives, and meet strong corporate governance principles.

Compensation Program Highlights

You are urged to carefully review the “Executive Compensation” section of this Proxy Statement which contains a detailed discussion of our executive compensation program, including the 2012 compensation of our NEOs. We believe our compensation program follows sound corporate governance principles and is strongly aligned with the interests of our stockholders. Highlights of our compensation programs include the following:

•

The Company’s compensation focuses on performance, with over 50% of the target compensation opportunity for our NEOs (and over 70% and 60% for Messrs. Michels and Spair, respectively) consisting of incentive cash bonuses and long-term incentive equity awards which are awarded to executives based on the achievement of both Company and individual performance objectives.

•

The Compensation Committee monitors the Company’s performance and adjusts compensation accordingly. For example, our revenues and bottom line performance for 2012 were below expectations, although significant progress was made against major strategic objectives. As a result, our NEOs received only modest base salary adjustments for 2013, and incentive cash bonuses for these individuals under our 2012 Management Incentive Plan were slightly more than 50% of their target percentages.

•

Equity awards for executives consist of a mix of restricted stock and stock options. For performance during 2011, executives received awards in 2012 consisting of 40% restricted stock and 60% stock options. The Compensation Committee believes the higher proportion of stock options makes our equity awards more performance-based.

•

Our executives receive equity awards subject to long-term vesting requirements. Stock option awards generally vest over four years and restricted stock awards generally vest over three years. We believe these awards ensure that a significant portion of the executive’s compensation is tied to the long-term success of the Company, consistent with the interests of our stockholders.

•

We have adopted a new long-term incentive compensation program under which a “value transfer” method is used for equity grants awarded to executives. We have adopted a similar value transfer method for non-employee members of the Board. These changes eliminate volatility in the actual value of equity awards granted to executives and Board members and bring our equity programs more in line with industry practices.

•

We target total compensation (consisting of annual base salary, incentive cash bonuses and long-term incentive equity grants) for executives at the median or 50th percentile of a peer group of companies with an opportunity to earn up to the 75th percentile based on performance.

•

The Board and Compensation Committee regularly utilize an independent compensation consultant to review our compensation program and provide a competitive assessment of the compensation paid to our executives and the non-employee members of the Board.

•	The Compensation Committee regularly assesses the Company’s compensation program against peer companies consisting of medical diagnostics and healthcare companies that are comparable to the Company.

•

Our Board recently adopted a compensation recoupment or “clawback” policy, under which the Board or Compensation Committee may recover excess compensation paid to our executives if our financial statements are restated due to misconduct by that executive.

•

Messrs. Michels and Spair, and each non-employee member of the Board, are subject to stock ownership guidelines, measured as a multiple of annual base salary or fees, as applicable. In addition, each of these individuals is required to retain 25% of the shares received upon the vesting of restricted shares or the exercise of stock options until that individual complies with the applicable ownership multiple.

•

Our Stock Award Plan, under which long-term incentive equity awards are made to executives and Board members, was recently amended to prohibit both the repricing and repurchase of under-water stock options or other equity awards, without stockholder approval.

•

We have adopted a policy that any new employment agreement with an executive will not provide for the gross-up of excise tax obligations under Section 280G of the Internal Revenue Code or a “modified single trigger” under which the executive can voluntarily leave the Company after a change of control and receive severance even though there has been no adverse impact on the executive’s compensation or level of responsibilities.

•	The Company does not provide its executives with any perquisites that are not offered to all employees.

•	We regularly assess the risks associated with our compensation programs.

Vote Required; Board Recommendation

If a quorum is present, the non-binding advisory approval of the executive compensation described in this Proxy Statement requires the affirmative vote of a majority of shares present, in person or by Proxy and entitled to vote at the Annual Meeting. Shares voted in person or represented by Proxy which are not voted for approval of our executive compensation (by voting no or abstaining) will have the effect of voting against this proposal. Broker non-votes will not count toward the determination of whether this proposal is approved and will have no impact on the vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for approval of our executive compensation, as disclosed in this Proxy Statement. Because this stockholder vote is advisory, it will not be binding on the Company or the Board of Directors. However, the Compensation Committee and Board will take into account the outcome of the vote when considering future executive compensation programs and arrangements.

Based on the foregoing, the Board is requesting that stockholders vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Your Board recommends that the stockholders vote FOR the approval of our executive compensation as described in the preceding resolution.

Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2012 accompanies this Proxy Statement. On written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of our Common Stock on March 21, 2013, the record date for the Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of the Secretary of the Company at our address set forth in the Notice of Annual Meeting of Stockholders immediately preceding this Proxy Statement.

Deadline For Stockholder Proposals

You may submit proposals for inclusion in the proxy materials for the Company’s 2014 Annual Meeting of Stockholders. Any such proposals must meet the stockholder eligibility and other requirements imposed by rules issued by the SEC and must be received by the Company at 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Secretary, in accordance with Rule 14a-8 promulgated under the Exchange Act, not later than December 6, 2013.

In addition, our Bylaws provide that a stockholder proposal must meet certain predetermined requirements in order to be considered at the Annual Meeting. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder proposal included in the proxy materials pursuant to the SEC’s rules and regulations. In order to be considered, a stockholder’s proposal must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, if less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to each matter the stockholder proposes to bring before the meeting, a brief description of the matter and the reasons for considering that matter at the Annual Meeting. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf notice of the proposed business is made: (i) the name and address of the stockholder and such beneficial owner; (ii) any material interest of such stockholder and such beneficial holder in such business; (iii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by the stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and such beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to propose the business described in its notice; and (v) any other information relating to such business matter that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. To the extent the Board of Directors or the SEC, or a court of competent jurisdiction, deems these Bylaw provisions to be inconsistent with the right of stockholders to request inclusion of a proposal in the Company’s proxy materials pursuant to Rule 14a-8 promulgated under the Exchange Act, such rule shall prevail.

BY ORDER OF THE BOARD OF DIRECTORS

Jack E. Jerrett

Secretary

April 4, 2013

OraSure Technologies, Inc.

220 EAST FIRST STREET BETHLEHEM, PA 18015

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/OSUR2013

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M55818-P35285

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ORASURE TECHNOLOGIES, INC.

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR each of the following nominees:

1. ELECTION OF DIRECTORS

Class I (Term Expiring 2016)

Nominees:

01) Gerald M. Ostrov

02) Stephen S. Tang, Ph.D.

03) Douglas G. Watson

The Board of Directors recommends you vote FOR items 2 and 3.

For

Against

Abstain

2. Ratification of Appointment of KPMG LLP as the Independent Registered Public Accounting Firm for Fiscal Year 2013.

3. Advisory (Non-Binding) Vote to Approve Executive Compensation.

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

OraSure Technologies, Inc.

OraSure Technologies, Inc.

2013 Annual Meeting of Stockholders

Tuesday, May 14, 2013

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Notice and Proxy Statement and 2012 Annual Report to Stockholders are available at www.proxyvote.com.

FOLD AND DETACH HERE

M55819-P35285

OraSure Technologies, Inc.

PROXY

2013 Annual Meeting of Stockholders

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jack E. Jerrett and Mark L. Kuna, and each of them, proxies with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the 2013 Annual Meeting of Stockholders of OraSure Technologies, Inc. (the “Company”), to be held at the ArtsQuest Center at SteelStacks, 101 Founders Way, Bethlehem, Pennsylvania 18015 on Tuesday, May 14, 2013, at 10:00 a.m. (local time), and at any adjournment(s) or postponement(s) thereof, with all the powers undersigned would possess if personally present, with respect to the matters listed on the reverse side.

The shares represented by this Proxy, if properly executed, will be voted as specified on the reverse side or, if no specification is made, will be voted (i) FOR the election of the nominees listed on the reverse side as directors, (ii) FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2013, and (iii) FOR the advisory (non-binding) vote to approve executive compensation of the Company’s named executive officers. If any other business properly comes before the meeting, the proxies named above will have discretionary authority to vote thereon in accordance with their best judgment.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed, on the other side)